                                                                     Exhibit 7.1

================================================================================


                   FOURTH AMENDED AND RESTATED LOAN AGREEMENT

                          dated as of August __, 1996,

                                  by and among

                           SIRROM INVESTMENTS, INC.,

                                  as Borrower,

                          SIRROM CAPITAL CORPORATION,

                                 as Guarantor,

                        the Lenders referred to herein,

                                      and

                    FIRST UNION NATIONAL BANK OF TENNESSEE,
                                    as Agent


================================================================================

                               TABLE OF CONTENTS

                                                                                                                    PAGE
ARTICLE I

                                                       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . - 2 -
         SECTION 1.1.  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 2 -
         SECTION 1.2.  General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 16 -
         SECTION 1.3.  Other Definitions and Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 16 -

ARTICLE II

                                                REVOLVING CREDIT FACILITY   . . . . . . . . . . . . . . . . . . .  - 16 -
         SECTION 2.1.  Revolving Credit Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 16 -
         SECTION 2.2.  Swingline Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 17 -
         SECTION 2.3.  Procedure for Advances of Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 18 -
         SECTION 2.4.  Repayment of Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 19 -
         SECTION 2.5.  Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 20 -
         SECTION 2.6.  Permanent Reduction of the Aggregate Commitment  . . . . . . . . . . . . . . . . . . . . .  - 20 -
         SECTION 2.7.  Termination of Credit Facility . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 20 -
         SECTION 2.8.  Optional Increase in Commitments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 21 -
         SECTION 2.9.  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 23 -

ARTICLE III

                                                 GENERAL LOAN PROVISIONS  . . . . . . . . . . . . . . . . . . . .  - 24 -
         SECTION 3.1.  Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 24 -
         SECTION 3.2.  Notice and Manner of Conversion or Continuation of Loans . . . . . . . . . . . . . . . . .  - 27 -
         SECTION 3.3.  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 28 -
         SECTION 3.4.  Manner of Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 28 -
         SECTION 3.5.  Crediting of Payments and Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 29 -
         SECTION 3.6.  Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 29 -
         SECTION 3.7.  Nature of Obligations of Lenders Regarding Loans; Assumption by the Agent  . . . . . . . .  - 30 -
         SECTION 3.8.  Changed Circumstances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 30 -
         SECTION 3.9.  Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 32 -
         SECTION 3.10.  Capital Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 33 -
         SECTION 3.11.  Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 33 -
         SECTION 3.12.            Claims for Increased Costs and Taxes  . . . . . . . . . . . . . . . . . . . . .  - 35 -

ARTICLE IV

                                       CLOSING; CONDITIONS OF CLOSING AND BORROWING . . . . . . . . . . . . . . .  - 35 -
         SECTION 4.1.  Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 35 -
         SECTION 4.2.  Conditions to Closing and Initial Loan . . . . . . . . . . . . . . . . . . . . . . . . . .  - 35 -
         SECTION 4.3.  Conditions to All Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 39 -

ARTICLE V

                                   REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES . . . . . . . . . . . . .  - 40 -
         SECTION 5.1.  Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 40 -
         SECTION 5.2.  Survival of Representations and Warranties, Etc  . . . . . . . . . . . . . . . . . . . . .  - 46 -

ARTICLE VI

                                            FINANCIAL INFORMATION AND NOTICES   . . . . . . . . . . . . . . . . .  - 46 -
         SECTION 6.1.  Financial Statements and Projections . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 46 -
         SECTION 6.2.  Officer's Compliance Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 47 -
         SECTION 6.3.  Accountants' Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 47 -
         SECTION 6.4.  Other Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 48 -
         SECTION 6.5.  Notice of Litigation and Other Matters . . . . . . . . . . . . . . . . . . . . . . . . . .  - 48 -
         SECTION 6.6.  Accuracy of Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 49 -

ARTICLE VII

                                                  AFFIRMATIVE COVENANTS   . . . . . . . . . . . . . . . . . . . .  - 50 -
         SECTION 7.1.  Preservation of Corporate Existence and Related Matters  . . . . . . . . . . . . . . . . .  - 50 -
         SECTION 7.2.  Maintenance of Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 50 -
         SECTION 7.3.  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 50 -
         SECTION 7.4.  Accounting Methods and Financial Records . . . . . . . . . . . . . . . . . . . . . . . . .  - 52 -
         SECTION 7.5.  Payment and Performance of Obligations.  . . . . . . . . . . . . . . . . . . . . . . . . .  - 52 -
         SECTION 7.6.  Compliance With Laws and Approvals.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 52 -
         SECTION 7.7.  Environmental Management.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 52 -
         SECTION 7.8.  Compliance with ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 52 -
         SECTION 7.9.  Compliance With Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 53 -
         SECTION 7.10.  Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 53 -
         SECTION 7.11.  Visits and Inspections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 53 -
         SECTION 7.12.  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 53 -
         SECTION 7.13.            Additional Subsidiary Guarantors/Joinder. . . . . . . . . . . . . . . . . . . .  - 53 -
         SECTION 7.14.  Ownership of Portfolio Companies. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 54 -
         SECTION 7.15.  Contribution of Equity by the Parent. . . . . . . . . . . . . . . . . . . . . . . . . . .  - 54 -
         SECTION 7.16.  Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 54 -

ARTICLE VIII

                                                   FINANCIAL COVENANTS  . . . . . . . . . . . . . . . . . . . . .  - 54 -
         SECTION 8.1.  Minimum Tangible Net Worth . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 54 -
         SECTION 8.2.  Debt to Total Adjusted Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . .  - 54 -
         SECTION 8.3.  Interest Coverage Ratio. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 54 -

ARTICLE IX

                                                    NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . .  - 55 -
         SECTION 9.1.  Limitations on Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 55 -
         SECTION 9.2.  Limitations on Contingent Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . .  - 56 -
         SECTION 9.3.  Limitations on Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 56 -
         SECTION 9.4.  Limitations on Loans, Advances, Investments and Acquisitions . . . . . . . . . . . . . . .  - 57 -
         SECTION 9.5.  Limitations on Mergers and Liquidation . . . . . . . . . . . . . . . . . . . . . . . . . .  - 58 -
         SECTION 9.6.  Limitations on Sale of Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 58 -
         SECTION 9.7.  Limitations on Dividends and Distributions.  . . . . . . . . . . . . . . . . . . . . . . .  - 59 -
         SECTION 9.8.  Limitations on Exchange and Issuance of Capital Stock  . . . . . . . . . . . . . . . . . .  - 59 -
         SECTION 9.9.  Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 59 -
         SECTION 9.10.  Certain Accounting Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 60 -
         SECTION 9.11.  Amendments; Payments and Prepayments of Debt  . . . . . . . . . . . . . . . . . . . . . .  - 60 -
         SECTION 9.12.  Leasebacks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 60 -

ARTICLE X

                                                  UNCONDITIONAL GUARANTY  . . . . . . . . . . . . . . . . . . . .  - 61 -
         SECTION 10.1.  Guaranty of Obligations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 61 -
         SECTION 10.2.  Nature of Guaranty. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 61 -
         SECTION 10.3.  Demand by the Agent.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 62 -
         SECTION 10.4.  Waivers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 62 -
         SECTION 10.5.  Modification of Loan Documents etc. . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 63 -
         SECTION 10.6.  Reinstatement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 63 -
         SECTION 10.7.  No Subrogation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 64 -

ARTICLE XI

                                                   DEFAULT AND REMEDIES . . . . . . . . . . . . . . . . . . . . .  - 64 -
         SECTION 11.1.  Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 64 -
         SECTION 11.2.  Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 67 -
         SECTION 11.3.  Rights and Remedies Cumulative; Non-Waiver; etc.  . . . . . . . . . . . . . . . . . . . .  - 67 -

ARTICLE XII

                                                        THE AGENT   . . . . . . . . . . . . . . . . . . . . . . .  - 68 -
         SECTION 12.1.  Appointment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 68 -
         SECTION 12.2.  Delegation of Duties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 68 -
         SECTION 12.3.  Exculpatory Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 68 -
         SECTION 12.4.  Reliance by the Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 68 -
         SECTION 12.5.  Notice of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 69 -
         SECTION 12.6.  Non-Reliance on the Agent and Other Lenders . . . . . . . . . . . . . . . . . . . . . . .  - 69 -
         SECTION 12.7.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 70 -
         SECTION 12.8.  The Agent in Its Individual Capacity  . . . . . . . . . . . . . . . . . . . . . . . . . .  - 70 -
         SECTION 12.9.  Resignation of the Agent; Successor Agent.  . . . . . . . . . . . . . . . . . . . . . . .  - 70 -

ARTICLE XIII

                                                      MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . .  - 71 -
         SECTION 13.1.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 71 -
         SECTION 13.2.  Expenses; Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 73 -
         SECTION 13.3.  Set-off . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 73 -
         SECTION 13.4.  Governing Law.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 73 -
         SECTION 13.5.  Consent to Jurisdiction.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 74 -
         SECTION 13.6.  Binding Arbitration.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 74 -
         SECTION 13.7.  Waiver of Jury Trial. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 75 -
         SECTION 13.8.  Reversal of Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 75 -
         SECTION 13.9.  Injunctive Relief . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 75 -
         SECTION 13.10.  Accounting Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 75 -
         SECTION 13.11.  Successors and Assigns; Participations . . . . . . . . . . . . . . . . . . . . . . . . .  - 76 -
         SECTION 13.12.  Amendments, Waivers and Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 79 -
         SECTION 13.13.  Performance of Duties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 80 -
         SECTION 13.14.  All Powers Coupled with Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 80 -
         SECTION 13.15.  Survival of Indemnities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 80 -
         SECTION 13.16.  Titles and Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 80 -
         SECTION 13.17.  Severability of Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 80 -
         SECTION 13.18.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 80 -
         SECTION 13.19.  Term of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 81 -

                             Exhibits and Schedules

EXHIBITS
Exhibit A-1             -         Form of Revolving Credit Note
Exhibit A-2             -         Form of Swingline Note
Exhibit B               -         Form of Notice of Borrowing
Exhibit C               -         Form of Notice of Conversion/ Continuation
Exhibit D               -         Form of Borrowing Base Certificate
Exhibit E-1             -         Description of Rating System and Valuation Method
Exhibit E-2             -         Portfolio Reports
Exhibit E-3             -         Form of Portfolio Certificate
Exhibit F               -         Form of Officer's Certificate
Exhibit G               -         Form of Assignment and Acceptance
Exhibit H               -         Form of Security Agreement
Exhibit I-1             -         Form of Borrower Pledge Agreement
Exhibit I-2             -         Form of Parent Pledge Agreement
Exhibit J               -         Form of Bailment Agreement
Exhibit K               -         Form of Intercreditor Agreement
Exhibit L               -         Form of Subsidiary Guaranty Agreement
Exhibit M-1             -         Form of Collateral Assignment of Certificates of Deposit
Exhibit M-2             -         Form of Collateral Assignment of Deposit Accounts
Exhibit M-3             -         Form of Cash Collateral Coverage Certificate
Exhibit N               -         Lender Addition and Acknowledgement Agreement

SCHEDULES
Schedule 1              -         Lenders and Commitments
Schedule 5.1(c)         -         Subsidiaries
Schedule 5.1(j)         -         ERISA Plans
Schedule 5.1(m)         -         Material Contracts
Schedule 5.1(t)         -         Debt and Contingent Obligations
Schedule 5.1(u)         -         Litigation
Schedule 9.1            -         Existing Debt
Schedule 9.3            -         Existing Liens
Schedule 9.4            -         Existing Loans, Advances and Investments
Schedule 9.9            -         Transactions with Affiliates

                   FOURTH AMENDED AND RESTATED LOAN AGREEMENT

         FOURTH AMENDED AND RESTATED LOAN AGREEMENT, dated as of the ____ day of August, 1996 by and among SIRROM INVESTMENTS, INC., a corporation organized under the laws of Tennessee (the "Borrower"), SIRROM CAPITAL CORPORATION, a corporation organized under the laws of Tennessee (the "Parent"), the Lenders who are or may become a party to this Agreement, and FIRST UNION NATIONAL BANK OF TENNESSEE ("First Union"), as Agent for the Lenders.

                              STATEMENT OF PURPOSE

         First Union agreed to extend certain credit facilities to the Parent in the aggregate principal amount of $50,000,000 (the "Existing Loans") pursuant to the terms and conditions of the Loan Agreement dated December 23, 1994, as amended and restated pursuant to the Amended and Restated Loan Agreement dated February 1, 1995, the Second Amended and Restated Loan Agreement dated June 13, 1995, the Third Amended and Restated Loan Agreement dated December 27, 1995, the First Amendment to the Third Amended and Restated Loan Agreement dated June 28, 1996 by and among the Parent, the Lenders party thereto, and First Union, and the Second Amendment to the Third Amended and Restated Loan Agreement dated August 1, 1996 by and among the Parent, the Lenders party thereto, and First Union (the "Existing Loan Agreement"). The Existing Loans were evidenced by the Third Amended and Restated Revolving Credit Note dated July 1, 1996 executed by the Parent in favor of First Union in the original principal amount of $27,500,000 (replacing the Third Amended and Restated Revolving Credit Note dated January 16, 1996 executed by the Parent in favor of First Union and the Third Amended and Restated Revolving Credit Note dated December 27, 1995 executed by the Parent in favor of First Union), the Third Amended and Restated Revolving Credit Note dated July 1, 1996 executed by the Parent in favor of AmSouth Bank of Tennessee in the original principal amount of $10,000,000 (replacing the Third Amended and Restated Revolving Credit Note dated December 27, 1995 executed by the Parent in favor of AmSouth Bank of Tennessee), the Third Amended and Restated Revolving Credit Note dated December 27, 1995 executed by the Parent in favor of First American National Bank in the original principal amount of $7,500,000, the Third Amended and Restated Revolving Credit Note dated January 16, 1996 executed by the Parent in favor of First Tennessee National Bank in the original principal amount of $5,000,000, and the Swingline Note dated December 27, 1995 executed by the Parent in favor of First Union in the original principal amount of $5,000,000 (the "Existing Notes") and was secured by the Security Agreement dated December 23, 1994, as amended and restated pursuant to the Amended and Restated Security Agreement dated February 1, 1995, the First Amendment to Amended and Restated Security Agreement dated June 13, 1995, and the Second Amended and Restated Security Agreement dated December 27, 1995 by and among the Parent and First Union, for the benefit of itself and the Lenders (the "Existing Security Agreement"), and the Pledge Agreement dated December 27, 1995 made by the Parent in favor of First Union, for the benefit of itself and the Lenders (the "Pledge Agreement", and together with the

Existing Loan Agreement, the Existing Notes, and the Security Agreement, the "Existing Loan Documents").

         The Parent has received an order from the Securities and Exchange Commission issued under the Investment Company Act of 1940, as amended, permitting the reorganization of the Parent, pursuant to which the Parent has transferred its small business investment company license, a majority of its assets and all of its liabilities to the Borrower (the "Restructuring").

         Pursuant to the Assignment and Assumption Agreement dated as of August __, 1996 by and among the Parent and the Borrower, the Parent has transferred all of its rights and obligations under the Existing Loan Documents and each other document executed in connection therewith to the Borrower and the Borrower has assumed all of such rights and obligations (the "Assignment").

         In connection with the Restructuring and the Assignment, the Parent and the Borrower have requested First Union and the Lenders, and First Union and the Lenders have agreed, to (i) amend and restate the Existing Loan Documents in order to transfer the rights and obligations of the Parent under the Existing Loan Documents and the documents executed in connection therewith to the Borrower, (ii) permit an increase in the aggregate principal amount of the Existing Loans, (iii) amend certain provisions of the Existing Loan Documents, and (iv) add certain of the Lenders as parties hereto, subject to and in accordance with the terms and conditions set forth herein.

         The Parent and the Borrower are and will be members of the same affiliated group and, subject to the regulations promulgated by the SBA, will conduct their operations for their mutual benefit as one integrated financial enterprise, with each of the Parent and the Borrower benefitting from the business operations of the other members of the affiliated group. All extensions of credit to the Borrower will inure to the benefit of the Parent, directly or indirectly, through increased borrowing capacity and availability of funding and other strategic business advantages.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree to amend and restate the Existing Loan Agreement in its entirety as follows:

                                   ARTICLE I

                                  DEFINITIONS

         SECTION 1.1. Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

         "Affiliate" means, with respect to any Person, any other Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its

Subsidiaries. The term "control" means (a) the power to vote five percent (5%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, none of the portfolio companies of any Credit Party shall be considered an Affiliate of such Credit Party.

         "Agent" means First Union in its capacity as Agent hereunder, and any successor thereto appointed pursuant to Section 12.9.

         "Agent's Office" means the office of the Agent specified in or determined in accordance with the provisions of Section 13.1.

         "Aggregate Commitment" means the aggregate amount of the Lenders' Commitments hereunder, as such amount may be reduced at any time or from time to time pursuant to Section 2.6 or increased from time to time pursuant to
Section 2.8. On the Closing Date, the Aggregate Commitment shall be Fifty Million Dollars ($50,000,000). At no time shall the Aggregate Commitment exceed Seventy-Five Million Dollars ($75,000,000).

         "Agreement" means this Fourth Amended and Restated Credit Agreement, as amended or modified from time to time.

         "Applicable Law" means all applicable provisions of constitutions, statutes, laws, rules, treaties, regulations and orders of all Governmental Authorities and all orders and decrees of all courts and arbitrators.

         "Assignment and Acceptance" shall have the meaning assigned thereto in
Section 13.11.

         "Bailment Agreement" means the Amended and Restated Agreement for Bailment of Collateral and Remittance of Collateral Funds of even date by and among the Borrower, the Agent, for the benefit of itself and the Lenders, and First American Trust Company (or such other financial institution acceptable to the Borrower and the Required Lenders), as Custodian, substantially in the form of Exhibit J hereto, as amended or modified from time to time.

         "Base Rate" means, at any time, the higher of (a) the Prime Rate or
(b) the Federal Funds Rate plus 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

         "Base Rate Loan" means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 3.1(a).

         "Base Rate Margin" shall have the meaning assigned thereto in Section 3.1(f).

         "Borrower" means Sirrom Investments, Inc. in its capacity as borrower hereunder.

         "Borrower Pledge Agreement" means the First Amended and Restated Pledge Agreement executed by the Borrower, as pledgor, in favor of the Agent, for the ratable benefit of itself and the Lenders, substantially in the form of
Exhibit I-1 hereto, as amended or modified from time to time.

         "Borrower's Rating System" means the internal credit rating system of Borrower as described on Exhibit E-1 hereto, as the same may be amended from time to time with the prior written consent of the Required Lenders.

         "Borrower's Valuation Method" means the internal securities valuation method of Borrower as described on Exhibit E-1 hereto, as the same may be amended from time to time with the prior written consent of the Required Lenders.

         "Borrowing Base" means, as of any date of determination, an amount equal to (a) seventy percent (70%) of Eligible Loans plus (b) the lesser of (i) eighty percent (80%) of Eligible Securities and (ii) Twenty Million Dollars ($20,000,000) minus (c) the aggregate amount of SBA Debt outstanding at such date and minus (d) any liability of the Borrower under Hedging Agreements under this Agreement calculated on a marked to market basis. For the purposes of this definition, "Eligible Loans" means all loans in the Borrower's portfolio payable to the Borrower or one or more of its Subsidiaries excluding the following: (A) loans classified as credit rating #5 or #6 in the Borrower's Rating System, (B) all loans with any interest or principal more than thirty
(30) days past due and (C) loans classified as credit rating #4 and credit rating #3 in the Borrower's Rating System and determined to be non-eligible by the Agent, in the Agent's sole discretion; and "Eligible Securities" means all publicly traded equity securities (regardless of whether such securities are restricted in the hands of the Borrower), valued in accordance with the Borrower's Valuation Method.

         "Borrowing Base Certificate" means a certificate appropriately completed and in the form of Exhibit D hereto.

         "Business Day" means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Nashville, Tennessee and Charlotte, North Carolina, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

         "Capital Lease" means, with respect to each Credit Party and its Subsidiaries, any lease of any property that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of such Credit Party and its Subsidiaries.

         "Cash Collateral Coverage Certificate" shall have the meaning assigned thereto in Section 3.1(f).

         "Cash Collateral Coverage Ratio" shall have the meaning assigned thereto in Section 3.1(f).

         "Change in Control" shall have the meaning assigned thereto in Section 11.1(h).

         "Closing Date" means the date of this Agreement.

         "Code" means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or supplemented from time to time.

         "Collateral" means the assets, property and interests in property of the Credit Parties and their Subsidiaries, as applicable, whether now owned or hereafter acquired, that shall, from time to time, as provided in the Security Documents, secure the Obligations and any property or interest provided in addition to or in substitution for any of the foregoing.

         "Collateral Assignment of Certificates of Deposit" shall have the meaning assigned thereto in Section 3.1(f).

         "Collateral Assignment of Deposit Accounts" shall have the meaning assigned thereto in Section 3.1(f).

         "Commitment" means, as to any Lender, the obligation of such Lender to make Loans to the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 1 hereto, as the same may be reduced or modified at any time or from time to time pursuant to Sections 2.6 and 13.11 or increased from time to time pursuant to Section 2.8.

         "Commitment Percentage" means, as to any Lender at any time, the ratio of (a) the amount of the Commitment of such Lender to (b) the Aggregate Commitment of all of the Lenders.

         "Consolidated" means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or the Credit Parties and their Subsidiaries, as applicable, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

         "Contingent Obligation" means, with respect to each Credit Party and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

         "Controlled Cash Flow Plus Agreement" means the First Union National Bank Master Agreement dated as of __________, 1996 between the Borrower, First Union and First Union Corporation.

         "Credit Facility" means the revolving credit facility established pursuant to Article II hereof.

         "Credit Parties" means the collective reference to the Borrower and the Guarantor.

         "Debt" means, with respect to the Borrower and its Subsidiaries or the Credit Parties and their Subsidiaries, as applicable, at any date and without duplication, the sum of the following calculated in accordance with GAAP: (a) all liabilities, obligations and indebtedness for borrowed money including but not limited to obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all obligations to pay the deferred purchase price of property or services of any such Person, except trade payables arising in the ordinary course of business not more than ninety (90) days past due, (c) all obligations of any such Person as lessee under Capital Leases, (d) all Debt of any other Person secured by a Lien on any asset of any Credit Party or its Subsidiaries, (e) all Contingent Obligations of any such Person, (f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, and banker's acceptances issued for the account of any such Person, (g) all obligations to redeem, repurchase, exchange, defease or otherwise make payments in respect of capital stock or other securities of such Person and (h) all termination payments which would be due and payable by any such Person pursuant to Hedging Agreements.

         "Default" means any of the events specified in Section 11.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

         "Dollars" or "$" means, unless otherwise qualified, dollars in lawful currency of the United States.

         "EBIT" means, with respect to the Borrower and its Subsidiaries for any period, (a) Net Investment Income for such period, plus (b) the sum of the following to the extent deducted in the determination of Net Investment Income:
(i) income and
franchise taxes and (ii) Interest Expense and plus (c) realized gains (or losses) on investments.

         "Eligible Assignee" means, with respect to any assignment of the rights, interest and obligations of a Lender hereunder, a Person that is at the time of such assignment (a) a commercial bank organized under the laws of the United States or any state thereof, having combined capital and surplus in excess of $500,000,000, (b) a finance company, insurance company or other financial institution which in the ordinary course of business extends credit of the type extended hereunder and that has total assets in excess of $1,000,000,000, (c) already a Lender hereunder (whether as an original party to this Agreement or as the assignee of another Lender), (d) the successor (whether by transfer of assets, merger or otherwise) to all or substantially all of the commercial lending business of the assigning Lender, or (e) any other Person that has been approved in writing as an Eligible Assignee by the Borrower and the Agent.

         "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained for the employees of any Credit Party or any current or former ERISA Affiliate.

         "Environmental Laws" means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et. seq.), the Hazardous Material Transportation Act (49 U.S.C. Section 331 et. seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et. seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et. seq.), the Clean Air Act (42 U.S.C. Section 7401 et. seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.), the Safe Drinking Water Act (42 U.S.C.
Section 300, et. seq.), the Environmental Protection Agency's regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et. seq.), analogous state statutes, and the rules and regulations promulgated under the foregoing as such statutes amended or modified from time to time.

         "ERISA" means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

         "ERISA Affiliate" means any Person who together with any Credit Party is treated as a single employer within the meaning of

Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

         "Eurodollar Reserve Percentage" means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

         "Event of Default" means any of the events specified in Section 11.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

         "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

         "Federal Funds Rate" means, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate as quoted by the Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Agent. If, for any reason, such rate is not available, then "Federal Funds Rate" shall mean a daily rate which is determined, in the opinion of the Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 10:00 a.m. (Charlotte time). Rates for weekends or holidays shall be the same as the rate for the most immediate preceding Business Day.

         "First Union" means First Union National Bank of Tennessee, a national banking association, and its successors.

         "Fiscal Year" means the fiscal year of each Credit Party and its Subsidiaries ending on December 31.

         "GAAP" means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Credit Parties and their Subsidiaries throughout the period indicated and consistent with the prior financial practice of the Credit Parties and their Subsidiaries.

         "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

         "Governmental Authority" means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Guarantor" means the Parent in its capacity as a guarantor hereunder.

         "Hazardous Materials" means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance, a trespass or pose a health or safety hazard to persons or neighboring properties, (f) which are materials consisting of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or
(g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

         "Hedging Agreement" means any agreement with respect to an interest rate swap, collar, cap, floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of the Borrower under this Agreement, and any confirming letter executed pursuant to such hedging agreement, all as amended or modified.

         "Intercreditor Agreement" means the Intercreditor Agreement of even date between the SBA and the Agent, for the benefit of itself and the Lenders, substantially in the form of Exhibit K hereto, as amended or modified from time to time.

         "Interest Expense" means, with respect to the Borrower and its Subsidiaries for any period, the gross interest expense (including, without limitation, interest expense attributable to Capital Leases of the Borrower and its Subsidiaries and all net obligations pursuant to Hedging Agreements) of the Borrower and its Subsidiaries, all determined for such period on a Consolidated basis in accordance with GAAP.

         "Interest Period" shall have the meaning assigned thereto in Section 3.1(b).

         "Investment Company Act" means the Investment Company Act of 1940, as amended.

         "Lender" means each Person executing this Agreement as a Lender set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 13.11.

         "Lender Addition and Acknowledgment Agreement" means each agreement executed pursuant to Section 2.8 hereof by the Borrower and an existing Lender or a lender not theretofore a Lender, as applicable, and acknowledged by the Agent, in the form attached hereto as Exhibit N, providing for an increase in the Aggregate Commitment hereunder, acknowledging that any lender not theretofore a Lender shall be a party hereto and have the rights and obligations of a Lender hereunder, and setting forth the Commitment of each Lender.

         "Lending Office" means, with respect to any Lender, the office of such Lender maintaining such Lender's Commitment Percentage of the Loans.

         "LIBOR" means the rate for deposits in Dollars for a period equal to the Interest Period selected which appears on the Telerate Page 3750 at approximately 11:00 a.m. London time, two (2) Business Days prior to the commencement of the applicable Interest Period. If, for any reason, such rate is not available, then "LIBOR" shall mean the rate per annum at which, as determined by the Agent, Dollars in the amount of $5,000,000 are being offered to leading banks at approximately 11:00 a.m. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

         "LIBOR Rate" means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Agent pursuant to the following formula:

         LIBOR Rate =                LIBOR
                      ----------------------------------
                      1.00-Eurodollar Reserve Percentage

         "LIBOR Rate Loan" means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 3.1(a).

         "LIBOR Rate Margin" shall have the meaning assigned thereto in Section 3.1(f).

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

         "Loan" means any Revolving Credit Loan or Swingline Loan made to the Borrower hereunder, and all such Loans collectively as the context requires.

         "Loan Documents" means, collectively, this Agreement, the Notes, the Security Agreement, the Guaranties, the Borrower Pledge Agreement, the Parent Pledge Agreement, the Bailment Agreement, the Intercreditor Agreement, any Hedging Agreement executed with any Lender, the Collateral Assignment of Certificates of Deposit, the Collateral Assignment of Deposit Accounts, and each other document, instrument and agreement executed and delivered by any Credit Party, its Subsidiaries or their counsel in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as may be amended or modified from time to time.

         "Material Adverse Effect" means, with respect to any Credit Party and its Subsidiaries, a material adverse effect on (a) the properties, business, operations or financial condition of such Credit Party and its Subsidiaries, taken as a whole or (b) the ability of such Credit Party and its Subsidiaries, taken as a whole, to perform their obligations under the Loan Documents.

         "Material Contract" means (a) any contract or other agreement, written or oral, of any Credit Party or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $100,000 per annum, or (b) any other contract or agreement, written or oral, of any Credit Party or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

         "Multiemployer Plan" means a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, contributions within the preceding six years.

         "Net Investment Income" means, with respect to the Borrower and its Subsidiaries for any period, the Consolidated net investment income (or loss) of the Borrower and its Subsidiaries for such period determined in accordance with GAAP.

         "Notes" means the Revolving Credit Notes or the Swingline Note, or any combination thereof, and "Note" means any of such Notes.

         "Notice of Borrowing" shall have the meaning assigned thereto in
Section 2.3(a).

         "Notice of Conversion/Continuation" shall have the meaning assigned thereto in Section 3.2.

         "Obligations" means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) all payment and other obligations owing by the Borrower to any Lender or the Agent under any Hedging

Agreement, and (c) all other fees and commissions (including attorney's fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties to the Lenders or the Agent, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, and whether or not for the payment of money under or in respect of this Agreement, any Note or any of the other Loan Documents.

         "Officer's Compliance Certificate" shall have the meaning assigned thereto in Section 6.2.

         "Other Taxes" shall have the meaning assigned thereto in Section
3.11(b).

         "Parent" means Sirrom Capital Corporation in its capacity as a guarantor hereunder.

         "Parent Pledge Agreement" means the Pledge Agreement executed by the Parent, as pledgor, in favor of the Agent, for the ratable benefit of itself and the Lenders, substantially in the form of Exhibit I-2 hereto, as amended or modified from time to time.

         "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

         "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or
Section 412 of the Code and which (a) is maintained for employees of any Credit Party or any ERISA Affiliates or (b) has at any time within the preceding six years been maintained for the employees of any Credit Party or any of their current or former ERISA Affiliates.

         "Person" means an individual, corporation, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof specifically listed herein.

         "Portfolio Certificate" means a certificate appropriately completed and in the form of Exhibit E-3 hereto confirming the ownership by the Credit Parties and their Subsidiaries of all of the investments in their respective issuers and obligors and confirming that (i) no such investment by any Credit Party or any Subsidiary thereof in an issuer or obligor is owned collectively by any other Credit Party or any Subsidiary thereof and (ii) neither Credit Party nor any Subsidiary thereof shall have any investment in any issuer or obligor in which the other Credit Party or any Subsidiary thereof has any investment.

         "Portfolio Reports" means credit watch reports, past-due reports, investment valuation change reports, loans made and paid reports and any other written reports of the Borrower and its

Subsidiaries with respect to its loans and marketable securities in form acceptable to the Agent.

         "Prime Rate" means, at any time, the rate of interest per annum publicly announced from time to time by First Union as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by First Union as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

         "Register" shall have the meaning assigned thereto in Section
13.11(d).

         "Required Lenders" means, at any date, any combination of holders of at least sixty-six and two-thirds percent (66-2/3%) of the aggregate unpaid principal amount of the Notes, or if no amounts are outstanding under the Notes, any combination of Lenders whose Commitment Percentages aggregate at least sixty-six and two-thirds percent (66-2/3%); provided that "Required Lenders" shall at all times be comprised of at least two Lenders; and provided further that if "Required Lenders" is comprised solely of the Agent, as Lender, and any other Lenders, the other Lenders shall have an aggregate Commitment of not less than $5,000,000.

         "Restructuring" shall have the meaning assigned thereto in the Statement of Purpose.

         "Revolving Credit Loan" means any revolving loan made to the Borrower pursuant to Section 2.1, and all such Revolving Credit Loans collectively as the context requires.

         "Revolving Credit Notes" means the separate Revolving Credit Notes made by the Borrower payable to the order of each Lender, substantially in the form of Exhibit A-1 hereto, evidencing the Revolving Credit Loans, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part; "Revolving Credit Note" means any of such Notes.

         "SBA" means the Small Business Administration.

         "SBA Debt" means any Debt owed by the Borrower or any Subsidiary of the Borrower to the SBA pursuant to the SBA debenture program in the ordinary course of business.

         "SBIC Regulations" means the Small Business Investment Company Act of 1958, as amended, and the regulations issued by the SBA thereunder, 13 CFR 107 and 121, as amended.

         "SEC" means the Securities and Exchange Commission.

         "Security Agreement" means the Third Amended and Restated Security Agreement of even date by and among the Borrower and the

Agent, for the benefit itself and the Lenders, substantially in the form of Exhibit H hereto, as amended or modified from time to time.

         "Security Documents" means the collective reference to the Security Agreement, the Guaranties, the Borrower Pledge Agreement, the Parent Pledge Agreement, the Bailment Agreement, the Intercreditor Agreement, the Collateral Assignment of Certificates of Deposit, the Collateral Assignment of Deposit Accounts, and each other agreement or writing pursuant to which any Credit Party or any of its Subsidiaries pledges or grants a security interest in the Collateral securing the Obligations or such Person guaranties the payment or performance of the Obligations.

         "Solvent" means, as to each Credit Party and its Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

         "Subsidiary" means as to any Person, any corporation, partnership or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership or other entity is at the time, directly or indirectly, owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to "Subsidiary" or "Subsidiaries" herein shall refer to those of the Credit Parties. Notwithstanding the foregoing, none of the portfolio companies of any Credit Party shall be considered a Subsidiary of such Credit Party.

         "Subsidiary Guarantor" means each Subsidiary of the Borrower in its capacity as a guarantor under a Subsidiary Guaranty.

         "Subsidiary Guaranty" means each Unconditional Guaranty Agreement of a Subsidiary Guarantor executed on the Closing Date or pursuant to Section 7.13 hereof and in the form attached hereto as Exhibit L.

         "Swingline Commitment" means Five Million Dollars ($5,000,000).

         "Swingline Lender" means First Union in its capacity as swingline lender hereunder.

         "Swingline Loan" means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2 and all such Swingline Loans collectively as the context requires.

         "Swingline Note" means the Swingline Note made by the Borrower payable to the order of the Swingline Lender, substantially in the form of Exhibit A-2 hereto, evidencing the Swingline Loans, and any amendments and supplements thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.

         "Swingline Rate Margin" shall have the meaning assigned thereto in
Section 3.1(f).

         "Swingline Termination Date" means the Termination Date.

         "Tangible Net Worth" means, with respect to the Borrower and its Subsidiaries at any date, Consolidated stockholders' equity minus Consolidated intangible assets including, without limitation, good will, determined in accordance with GAAP.

         "Taxes" shall have the meaning assigned thereto in Section 3.11(a).

         "Termination Date" means the earliest of the dates referred to in
Section 2.7.

         "Termination Event" means:  (a) a "Reportable Event" described in
Section 4043 of ERISA, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan, or (g) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

         "Total Adjusted Capitalization" means, with respect to the Borrower and its Subsidiaries at any date of determination, the sum of (a) the Consolidated Debt of the Borrower and its Subsidiaries plus (b) the Tangible Net Worth of the Borrower and its Subsidiaries, all as determined in accordance with GAAP ;provided that the value of any stock, warrants or other options owned by the

Borrower and its Subsidiaries which are not traded on a public market shall be deemed to be the lesser of the (a) the purchase price paid by the Borrower and its Subsidiaries for such securities and (b) the Borrower's discounted market valuation of such securities as calculated pursuant to the Borrower's Valuation Method.

         "United States" means the United States of America.

         "Wholly-Owned" means, with respect to a Subsidiary, a Subsidiary all of the shares of capital stock or other ownership interests of which are, directly or indirectly, owned or controlled by a Credit Party and/or one or more of its Wholly-Owned Subsidiaries.

         SECTION 1.2. General. Unless otherwise specified, a reference in this Agreement to a particular section, subsection, Schedule or Exhibit is a reference to that section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to "Charlotte time" shall refer to the applicable time of day in Charlotte, North Carolina.

         SECTION 1.3.  Other Definitions and Provisions.

         (a) Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Notes and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

         (b) Miscellaneous. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                                   ARTICLE II

                           REVOLVING CREDIT FACILITY

         SECTION 2.1. Revolving Credit Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time from the Closing Date through the Termination Date as requested by the Borrower in accordance with the terms of Section 2.3; provided that (a) the aggregate principal amount of all outstanding Loans (after giving effect to any amount requested) shall not exceed the lesser of (i) the Aggregate Commitment or (ii) the Borrowing Base and (b) the principal amount of outstanding Loans from any Lender to the Borrower shall not at any time exceed such Lender's Commitment. Each Loan by a Lender shall be in a principal amount equal to such Lender's Commitment Percentage of the aggregate principal amount of

Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Loans hereunder until the Termination Date.

         SECTION 2.2.  Swingline Loans.

         (a) Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time from the Closing Date through but not including the Swingline Termination Date; provided that (i) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the Swingline Commitment and (ii) the aggregate principal amount of all outstanding Loans (after giving effect to any amount requested) shall not exceed the lesser of (A) the Aggregate Commitment or (B) the Borrowing Base.

         (b)     Refunding.

                 (i) Swingline Loans shall be refunded pursuant to the terms and conditions of the Controlled Cash Flow Plus Agreement.

             (ii) The Lenders shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts applied pursuant to the Controlled Cash Flow Plus Agreement are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. Such refundings shall be made by the Lenders in accordance with their respective Commitment Percentages and shall thereafter be reflected on the books and records of the Agent as Revolving Credit Loans of the Lenders bearing interest at the Base Rate. Each Lender shall fund its respective Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 2:00 p.m. (Charlotte time) on the Business Day such demand is made if made on or before 12:00 noon (Charlotte time) on such date and no later than 1:00 p.m. (Charlotte time) on the next succeeding Business Day if demand therefor is made after 12:00 noon (Charlotte time).

            (iii) The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower hereby authorizes the Agent to charge any account maintained by it with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Commitment Percentages.

             (iv) Each Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this
Section 2.2(b) is absolute and unconditional and shall not be affected by any circumstance whatsoever; provided that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section 2.2(b), one of the events described in Section 11.1(i) or (j) shall have occurred, each Lender will, on the Business Day the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Commitment Percentage of the aggregate amount of such Swingline Loan. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender's participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded).

         SECTION 2.3.  Procedure for Advances of Loans.

         (a) Requests for Borrowing. The Borrower shall give the Agent irrevocable prior written notice in the form attached hereto as Exhibit B (a "Notice of Borrowing") not later than 11:00 a.m. (Charlotte time) (i) on the same Business Day as each Swingline Loan or Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be (1) with respect to Base Rate Loans in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof and (2) with respect to LIBOR Rate Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, (C) whether the Loans are to be LIBOR Rate Loans, Base Rate Loans, or Swingline Loans, and (D) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. Notices received after 11:00 a.m. (Charlotte time) shall be deemed received on the next Business Day. The Agent shall promptly notify the Lenders of each Notice of Borrowing. Notwithstanding the foregoing, Swingline Loans may be disbursed pursuant to the Controlled Cash Flow Plus Agreement without a Notice of Borrowing.

         (b) Disbursement of Loans. Not later than 3:00 p.m. (Charlotte time) on the proposed borrowing date, (i) each Lender will make available to the Agent, for the account of the Borrower, at the office of the Agent in funds immediately available to the Agent, such Lender's Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Agent, for the account of the Borrower, at the office of the Agent in funds immediately available to the Agent, the Swingline Loans to be made to the Borrower on such borrowing date. The Borrower hereby irrevocably authorizes the Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.3 in immediately available funds by crediting such proceeds to a deposit account of the Borrower maintained with the Agent or by wire transfer to such account as may be agreed upon by the Borrower and the Agent from time to time. Subject to
Section 3.7 hereof, the Agent shall not be obligated to disburse the proceeds of any Loan requested pursuant to this Section 2.3 until each Lender (or, in the case of a Swingline Loan, the Swingline Lender) shall have made available to the Agent its Commitment Percentage of such Loan.

         SECTION 2.4.  Repayment of Loans.

         (a) Repayment on Termination Date. The Borrower shall repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Termination Date and (ii) all Swingline Loans in accordance with Section 2.2(b), together, in each such case, with all accrued but unpaid interest thereon.

         (b) Mandatory Repayment of Excess Loans. If at any time the outstanding principal amount of all Loans exceeds the lesser of (i) the Aggregate Commitment or (ii) the Borrowing Base, the Borrower shall repay immediately upon notice from the Agent, by payment to the Agent for the account of the Lenders, the Loans in an amount equal to such excess. Each such repayment shall be accompanied by accrued interest on the amount repaid and any amount required to be paid pursuant to Section 3.9 hereof.

         (c) Optional Repayments. The Borrower may at any time and from time to time repay the LIBOR Rate Loans or Base Rate Loans, in whole or in part, upon at least three (3) Business Days' irrevocable notice to the Agent with respect to LIBOR Rate Loans and one (1) Business Day irrevocable notice with respect to Base Rate Loans, specifying the date and amount of repayment and whether the repayment is of LIBOR Rate Loans or Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate amount of the entire principal balance outstanding or $500,000 or a whole multiple of $100,000 in excess thereof with respect to Base Rate Loans and $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to LIBOR Rate Loans. The Borrower may at any time and from time to time repay the Swingline Loans, in whole or in part, without notice.

         (d) Limitation on Repayment of LIBOR Rate Loans. The Borrower may not repay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 3.9 hereof.

         SECTION 2.5.  Notes.

         (a) Revolving Credit Notes. Each Lender's Revolving Credit Loans and the obligation of the Borrower to repay such Loans shall be evidenced by a Revolving Credit Note executed by the Borrower payable to the order of such Lender representing the Borrower's obligation to pay such Lender's Commitment or, if less, the aggregate unpaid principal amount of all Revolving Credit Loans made and to be made by such Lender to the Borrower hereunder, plus interest and all other fees, charges and other amounts due thereon. Each Revolving Credit Note shall be dated the date hereof and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 3.1.

         (b) Swingline Note. The Swingline Loans and the obligation of the Borrower to repay such Swingline Loans shall be evidenced by a Swingline Note executed by the Borrower payable to the order of the Swingline Lender representing the Borrower's obligation to pay the Swingline Lender's Swingline Commitment or, if less, the aggregate unpaid principal amount of all Swingline Loans made by the Swingline Lender to the Borrower hereunder, plus interest on such principal amounts and all other fees, charges and other amounts due thereon. The Swingline Note shall be dated the Closing Date and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 3.1.

         SECTION 2.6. Permanent Reduction of the Aggregate Commitment. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Agent, to permanently reduce, in whole at any time or in part from time to time, without premium or penalty, the Aggregate Commitment in an aggregate principal amount not less than $5,000,000 or any whole multiple of $1,000,000 in excess thereof. Each permanent reduction permitted pursuant to this Section 2.6 shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Loans of the Lenders after such reduction to the lesser of (a) the Aggregate Commitment as so reduced or (b) the Borrowing Base and by payment of accrued interest on the amount of such repaid principal. Any reduction of the Aggregate Commitment to zero shall be accompanied by payment of all outstanding Obligations and, if such reduction is permanent, termination of the Commitments and the Credit Facility. If the reduction of the Aggregate Commitment requires the repayment of any LIBOR Rate Loan, such reduction may be made only on the last day of the then current Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section
3.9 hereof.

         SECTION 2.7. Termination of Credit Facility. The Credit Facility shall terminate on the earliest of (a) December 28, 1998, (b) the date of termination by the Borrower pursuant to Section 2.6, and (c) the date of termination by the Agent on behalf of the Lenders pursuant to Section 11.2(a); provided that the Borrower may request up to three (3) one year extensions of the date set forth in clause (a) above by providing the Agent and each of the Lenders with a written request for such extensions not more than one hundred twenty
(120) days and not fewer than ninety (90) days prior to each of the first three
(3) anniversaries of the Closing Date (each, an "Extension Date"). Each of the Lenders shall provide written notice to the Agent on or prior to the forty-fifth (45th) day before such Extension Date of its desire to extend or not to so extend such date. No Lender shall be under any obligation or commitment to extend such date and no such obligation or commitment on the part of any Lender shall be inferred from the provisions of this Section 2.7. Failure on the part of any Lender to respond to such request by the required date set forth above shall be deemed to be a denial of such request by such Lender. The requested extension shall not be granted unless Lenders holding Commitments aggregating at least 80% of the Aggregate Commitment on the Closing Date shall have consented in writing to such extension. If Lenders holding Commitments aggregating less than 100% but equal to or greater than 80% of such Aggregate Commitment consent to such extension, the Borrower may elect by written notice to the Agent and Lenders to (i) continue the Credit Facility for such additional period with an Aggregate Commitment equal to the then effective Aggregate Commitment less the total Commitments of Lenders who have not consented to such an extension ("Non- Consenting Lenders") or (ii) require any such Non-Consenting Lender to transfer and assign without recourse (in accordance with the provisions of Section 13.11) its Commitment and other interests, rights and obligations under this Agreement to an Eligible Assignee, which shall assume such obligations; provided that (A) no such assignment shall conflict with any Applicable Law and (B) such assignment shall be at the expense of the Borrower. The Agent shall provide prompt notice to the Borrower and the Lenders in writing as to whether the requested extension has been granted and, if applicable, the list of Non-Consenting Lenders. If the extension is granted, upon such Extension Date, the date set forth in clause
(a) above shall be extended to the date which is one (1) year from the then current date set forth therein.

         SECTION 2.8.  Optional Increase in Commitments.

         (a) Subject to the conditions set forth below, the Borrower may, upon at least thirty (30) days prior written notice to the Agent and the Lenders, increase the Aggregate Commitment, either by designating a lender not theretofore a Lender to become a Lender (such designation to be effective only with the prior written consent of the Agent, which consent shall not be unreasonably withheld) or by agreeing with an existing Lender that such Lender's Commitment shall be increased (thus increasing the Aggregate Commitment); provided that:

              (i) no Default or Event of Default shall have occurred and be continuing hereunder as of effective date;

             (ii) any lender not theretofore a Lender shall meet the criteria set forth in the definition of Eligible Assignee;

            (iii) the representations and warranties made by the Credit Parties and contained in Article V shall be true and correct on and as of the effective date with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct as of such particular date);

             (iv) the Agent may request any other documents or information in its reasonable discretion;

              (v) the amount of such increase, together with all other increases in the Aggregate Commitment pursuant to this Section 2.8 since the date of this Agreement, shall not cause the Aggregate Commitment to exceed $75,000,000;

             (vi) the increase in the Commitment of any existing Lender shall be in a minimum amount of $2,500,000 and the Commitment of any Lender (whether an existing Lender or a lender not theretofore a Lender) after such increase shall not be less than $5,000,000;

            (vii) without the consent of the Credit Parties, which consent shall not be unreasonably withheld, there shall be no more than nine (9) Lenders at any one time;

           (viii) the SBA shall have consented to the increase in the Aggregate Commitment;

             (ix) the Borrower and the Lender or lender not theretofore a Lender, shall execute and deliver to the Agent, for its acceptance and recording in the Register, a Lender Addition and Acknowledgement Agreement, in form and substance satisfactory to the Agent and acknowledged by the Agent and substantially in the form of Exhibit N attached hereto; and

              (x) the Borrower shall ensure that all filings and recordations that are necessary to perfect the security interests of the Lenders in the Collateral shall have been filed or recorded in all appropriate locations and the Agent shall have received evidence satisfactory to the Agent that such security interests constitute valid and perfected first priority Liens therein (including evidence satisfactory that the amount of indebtedness secured reflects the increase in the Aggregate Commitment and that all necessary tax or other indebtedness has been paid).

         (b) Upon the execution, delivery, acceptance and recording of the Lender Addition and Acknowledgement Agreement, from and after the effective date specified in such Lender Addition and Acknowledgement Agreement, which effective date shall be five (5) Business Days after the execution thereof, such existing Lender shall have a Commitment as therein set forth or such other lender shall become a Lender with a Commitment as therein set forth and shall have all the rights and obligations of a Lender with such a Commitment hereunder.

         (c) The Agent shall maintain a copy of each Lender Addition and Acknowledgement Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Loans with respect to each Lender from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and the Credit Parties, the Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Credit Parties or Lender at any reasonable time and from time to time upon reasonable prior notice.

         (d) Upon its receipt of a Lender Addition and Acknowledgement Agreement together with any Note or Notes subject to such addition and assumption and the written consent to such addition and assumption, the Agent shall, if such Lender Addition and Acknowledgement has been completed and is substantially in the form of Exhibit N:

              (i)         accept such Lender Addition and Acknowledgement
         Agreement;

             (ii) record the information contained therein in the Register; and

            (iii) give prompt notice thereof to the Lenders and the Credit Parties.

Within five (5) Business Days after receipt of notice, the Borrower shall execute and deliver to the Agent, in exchange for the surrendered Note or Notes of any existing Lender or with respect to any Lender not theretofore a Lender, a new Note or Notes to the order of the applicable Lenders in amounts equal to the Commitment of such Lenders pursuant to Lender Assignment and Assumption Agreement. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such Commitments, shall be dated the effective date of such Lender Assignment and Assumption Agreement and shall otherwise be in substantially the form of the existing Notes. Each surrendered Note or Notes shall be canceled and returned to the Borrower.

         SECTION 2.9. Use of Proceeds. The Borrower shall use the proceeds of the Loans (a) to continue the Existing Loans, (b) to finance asset growth, and
(c) for working capital and general corporate requirements of the Borrower and its Subsidiaries.

                                  ARTICLE III

                            GENERAL LOAN PROVISIONS

         SECTION 3.1.  Interest.

         (a)     Interest Rate Options.  Subject to the provisions of this
Section 3.1, (a) at the election of the Borrower, the aggregate principal balance of the Revolving Credit Notes or any portion thereof shall bear interest at the Base Rate plus .50% (the "Base Rate Margin") or the LIBOR Rate plus 1.75% (the "LIBOR Rate Margin") and (b) the aggregate principal balance of the Swingline Note or any portion thereof shall bear interest at the Base Rate plus .50% (the "Swingline Rate Margin"). The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Revolving Credit Loan at the time a Notice of Borrowing is given pursuant to Section 2.3 or at the time a Notice of Conversion/Continuation is given pursuant to Section 3.2.
Each Revolving Loan or portion thereof bearing interest based on the Base Rate shall be a "Base Rate Loan" and each Revolving Loan or portion thereof bearing interest based on the LIBOR Rate shall be a "LIBOR Rate Loan". Any Revolving Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

         (b) Interest Periods. In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 3.1(a), shall elect an interest period (each, an "Interest Period") to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months (or a longer period if acceptable to each of the Lenders); provided that:

              (i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires;

             (ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

            (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

             (iv) no Interest Period shall extend beyond the Termination Date; and

              (v) there shall be no more than five (5) Interest Periods outstanding at any time.

         (c) Default Rate. Upon the occurrence and during the continuance of an Event of Default, (i) the Borrower shall no longer have the option to request LIBOR Rate Loans, (ii) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, (iii) all outstanding Base Rate Loans and Swingline Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans. Interest shall continue to accrue on the Notes after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

         (d) Interest Payment and Computation. Interest on each Base Rate Loan shall be payable in arrears on the last Business Day of each fiscal quarter commencing December 29, 1995 and interest on each LIBOR Rate Loan shall be payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three
(3) month interval during such Interest Period. All interest rates, fees and commissions provided hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed, except that interest with respect to each Base Rate Loan shall be computed on the basis of a 365/366-day year.

         (e) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the Notes charged or collected pursuant to the terms of this Agreement or pursuant to any of the Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Agent's option promptly refund to the Borrower any interest received by Lenders in excess of the maximum lawful rate or shall apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

         (f)     Cash Collateralization.

                 (i) Notwithstanding the provisions of subsection (a) of this Section 3.1, during the period from the Closing Date to June 27, 1997, the Base Rate Margin and the LIBOR Rate Margin provided for in such subsection shall be determined by reference to the Cash Collateral Coverage Ratio (as hereinafter defined) as of the date of the delivery of the applicable Cash Collateral Coverage Certificate (as hereinafter defined) as follows:

                            Cash Collateral                 Base Rate        LIBOR Rate
                            Coverage Ratio                   Margin            Margin
                            --------------                   ------            ------
                          Equal to or greater                 0.00%            0.60%
                            than 1.0 to 1.0

                          Less than 1.0 to 1.0                0.13%            0.89%
                            but greater than
                            .75 to 1.0

                          Equal to or less than               0.25%            1.18%
                            .75 to 1.0 but great-
                            er than .50 to 1.0

                          Equal to or less than               0.38%            1.46%
                            .50 to 1.0 but great-
                            er than .25 to 1.0

                          Equal to or less than               0.50%            1.75%
                            .25 to 1.0

                 Adjustments, if any, in the Base Rate Margin or the LIBOR Rate Margin shall be made by the Agent on the first Business Day following the date of receipt by the Agent of (i) the weekly Cash Collateral Coverage Certificate of the Parent and its Subsidiaries setting forth the Cash Collateral Coverage Ratio of the Parent and its Subsidiaries as of the most recent week end and (ii) any written notice of termination of the Collateral Assignment of Certificate of Deposits, the Collateral Assignment of Deposit Accounts, or any collateral pledged therein. Subject to Section 3.1(d), in the event the Parent fails to deliver such certificate within the time required herein, the Base Rate Margin and the LIBOR Rate Margin shall be the highest Base Rate Margin and LIBOR Rate Margin set forth above until the delivery of such certificate. As used herein, the "Cash Collateral Coverage Ratio" shall mean the ratio of (a) the aggregate principal amount of collateral pledged pursuant to the Collateral Assignment of Certificates of Deposit and the Collateral Assignment of Deposit Accounts (excluding any such collateral released pursuant to such agreements) to (b) the aggregate principal amount of all Loans then outstanding. As used herein, the "Collateral Assignment of Certificates of Deposit" shall mean the Collateral Assignment of Certificates of Deposit executed by the Parent, as pledgor, in favor of the Agent, for the ratable benefit of itself and the Lenders, substantially in the form of Exhibit M-1 hereto, as amended or modified from time to time. As used herein, the "Collateral Assignment of Deposit Accounts" shall mean the Collateral Assignment of Deposit Accounts executed by the Parent, as pledgor, in favor of the Agent, for the ratable benefit of itself and the Lenders, substantially in the form of Exhibit M-2 hereto, as amended or modified from time to time.

             (ii) The Parent will furnish or cause to be furnished to the Agent at the Agent's Office (with copies for each Lender) and the Agent at its address set forth in Section 13.1 hereof, or such other office as may be designated by the Agent from time to time, not later than 11:00 a.m. (Charlotte time) on Thursday of each week and at such other times as the Agent shall reasonably request, a certificate of the chief financial officer or the treasurer of the Parent in the form of Exhibit M-3 attached hereto setting forth the Cash Collateral Coverage Ratio of the Parent and its Subsidiaries (the "Cash Collateral Coverage Certificate"). Certificates received after 11:00 a.m. (Charlotte time) shall be deemed received on the next Business Day.

            (iii) The Agent shall notify each Lender of any adjustment in the Base Rate Margin or the LIBOR Rate Margin not later than 11:00 a.m. (Charlotte time) on the date of any such adjustment.

         SECTION 3.2. Notice and Manner of Conversion or Continuation of Loans. Provided that no Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time all or any portion of its outstanding Base Rate Loans in a principal amount equal to $1,000,000 or any whole multiple of $500,000 in excess thereof into one or more LIBOR Rate Loans or (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $500,000 or a whole multiple of $100,000 in excess thereof into Base Rate Loans or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Agent irrevocable prior written notice in the form attached as Exhibit C (a "Notice of Conversion/ Continuation") not later than 12:00 a.m. (Charlotte time) three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

         SECTION 3.3.  Fees.

         (a) Facility Fee. The Borrower shall pay to the Agent, for the account of the Lenders, a non-refundable facility fee on the Aggregate Commitment (regardless of usage) at a rate per annum equal to .25%. The facility fee shall be payable in arrears on the last Business Day of each fiscal quarter during the term of this Agreement commencing __________, 199__, and on the Termination Date. Such facility fee shall be distributed by the Agent to the Lenders pro rata in accordance with each Lenders' respective Commitment Percentages.

         (b) Upfront Fees. In order to compensate each Lender party to this Agreement on the Closing Date for its Commitment, the Borrower agrees to pay to the Agent, for the account of each such Lender, an up-front fee at a rate per annum equal to .125% on a pro-rata basis on the Aggregate Commitment. The upfront fees shall be payable on or before the Closing Date.

         (b) Agent's and Other Fees. In order to compensate the Agent for restructuring the Loans and amending and restating the Existing Loan Agreement and for its obligations hereunder, the Borrower agrees to pay to the Agent, for its account, the fees set forth in the separate fee letter agreement executed by the Borrower and the Agent dated July 12, 1996.

         SECTION 3.4. Manner of Payment. Each payment (including repayments described in Article II) by the Borrower on account of the principal of or interest on the Revolving Credit Loans or of any fee, commission or other amounts payable to the Lenders under this Agreement or any Revolving Credit Note shall be made not later than 2:00 p.m. (Charlotte time) on the date specified for payment under this Agreement to the Agent for the account of the Lenders pro rata in accordance with their respective Commitment Percentages at the Agent's Office, in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 3:00 p.m. (Charlotte time) on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 3:00 p.m. (Charlotte time) shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Agent of each such payment, the Agent shall credit each Lender's account with its pro rata share of such payment in accordance with such Lender's Commitment Percentage and shall wire advice of the amount of such credit to each Lender. Each payment to the Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender under this Agreement or the Swingline Note shall be made in like manner, but for the account of the Swingline Lender. Subject to Section 3.1(b)(ii), if any payment under this Agreement or any Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

         SECTION 3.5. Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 11.2, all payments received by the Lenders upon the Revolving Credit Notes and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied first to all expenses then due and payable by the Borrower hereunder, then to all indemnity obligations then due and payable by the Borrower hereunder, then to all Agent's fees then due and payable, then to all commitment and other fees and commissions then due and payable, then to accrued and unpaid interest on the Notes and any termination payments due in respect of a Hedging Agreement with any Lender (pro rata in accordance with all such amounts due), then to the principal amount of the Swingline Note, then to the principal amount of the Notes, in that order.

         SECTION 3.6.  Adjustments.

         (a) If any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of its Revolving Credit Loans, or interest thereon, or if any Lender shall at any time receive any collateral in respect to its Revolving Credit Loans (whether voluntarily or involuntarily, by set-off or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of such other Lender's Revolving Credit Loans, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Revolving Credit Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender's Revolving Credit Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

         (b) If, pursuant to proviso (C) of Section 3(a) of the Intercreditor Agreement, an Event of Default noted in subsections (ii) and
(iii) of such Section 3(a) is not waived by the applicable Creditor (as defined in the Intercreditor Agreement) within the applicable time period noted therein or cured by the Borrower within the applicable time period noted therein, then
(i) any payment received in connection with the Obligations of the Borrower after the occurrence of such Event of Default but prior to the passage of the applicable time period noted therein shall be deemed to have been received for the benefit of both Creditors (as defined in the Intercreditor Agreement), (ii) each Lender shall provide the

SBA with such amount of such payment as shall be necessary to cause the Lenders to share such payment or benefits of such payment in accordance with the Pro Rata Shares (as defined in the Intercreditor Agreement), and (iii) the liability of the Borrower with regard to the payment of the Obligations hereunder shall remain in full force and effect as fully as if such payment shared with the SBA had never been made to the Lenders.

         SECTION 3.7. Nature of Obligations of Lenders Regarding Loans; Assumption by the Agent. The obligations of the Lenders under this Agreement to make the Loans are several and are not joint or joint and several. Unless the Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Agent such Lender's ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Agent may assume that such Lender has made such portion available to the Agent on the proposed borrowing date in accordance with Section 2.3(b) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Agent on a date after such borrowing date, such Lender shall pay to the Agent on demand an amount, until paid, equal to the product of (a) the amount of such Lender's Commitment Percentage of such borrowing, times (b) the daily average Federal Funds Rate during such period as determined by the Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such Lender's Commitment Percentage of such borrowing shall have become immediately available to the Agent and the denominator of which is 360. A certificate of the Agent with respect to any amounts owing under this Section shall be conclusive, absent manifest error.
If such Lender's Commitment Percentage of such borrowing is not made available to the Agent by such Lender within three (3) Business Days of such borrowing date, the Agent shall be entitled to recover such amount made available by the Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower. The failure of any Lender to make its Commitment Percentage of any Loan available shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on such borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

         SECTION 3.8.  Changed Circumstances.

         (a) Circumstances Affecting LIBOR Rate Availability. If with respect to any Interest Period the Agent or any Lender (after consultation with Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being quoted via Telerate Page 3750 or offered to the Agent or such Lender for such Interest Period, then the Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

         (b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Agent and the Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

         (c) Increased Costs. If, after the date hereof, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of such Governmental Authority, central bank or comparable agency:

                 (i) shall subject any of the Lenders (or any of their respective Lending Offices) to any tax, duty or other charge with respect to any Note or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Lending Offices) of the principal of or interest on any Note or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Lenders or any of their respective Lending Offices imposed by the jurisdiction in which such Lender is organized or is or should be qualified to do business or such Lending Office is located); or

             (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective Lending Offices) or shall impose on any of the Lenders (or any of their respective Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Note;

and the result of any of the foregoing is to increase the costs to any of the Lenders of maintaining any LIBOR Rate Loan or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or under the Notes in respect of a LIBOR Rate Loan, then such Lender shall promptly notify the Agent, and the Agent shall promptly notify the Borrower of such fact and demand compensation therefor and, within fifteen (15) days after such notice by the Agent, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction. The Agent will promptly notify the Borrower of any event of which it has knowledge which will entitle such Lender to compensation pursuant to this Section 3.8(c); provided that the Agent shall incur no liability whatsoever to the Lenders or the Borrower in the event it fails to do so. The amount of such compensation shall be determined, in the applicable Lender's sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Agent and shall constitute prima facie evidence that such amounts are due.

         SECTION 3.9. Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow on a date specified therefor in a Notice of Borrowing or Notice of Continuation/Conversion or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender's sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Agent and shall constitute prima facie evidence that such amounts are due.

         SECTION 3.10. Capital Requirements. If either (a) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, any Lender or any corporation controlling such Lender as a consequence of, or with reference to the Commitments and other commitments of this type, below the rate which the Lender or such other corporation could have achieved but for such introduction, change or compliance, then within five (5) Business Days after written demand by any such Lender, the Borrower shall pay to such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender or other corporation for such reduction.
A certificate as to such amounts shall be submitted to the Borrower and the Agent by such Lender and shall constitute prima facie evidence that such amounts are due.

         SECTION 3.11.  Taxes.

         (a) Payments Free and Clear. Any and all payments by the Borrower hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of each Lender and the Agent, income and franchise taxes imposed by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof and (ii) in the case of each Lender, income and franchise taxes imposed by the jurisdiction of such Lender's Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.11) such Lender or the Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions been made, (B) the Borrower shall make such deductions, (C) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (D) the Borrower shall deliver to the Agent evidence of such payment to the relevant taxing authority or other authority in the manner provided in Section 3.11(d).

         (b) Stamp and Other Taxes. In addition, the Borrower shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, the other Loan Documents, or the perfection of any rights or security interest in respect thereto (hereinafter referred to as "Other Taxes").

         (c) Indemnity. The Borrower shall indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.11) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

         (d) Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 13.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Agent.

         (e) Delivery of Tax Forms. Each Lender organized under the laws of a jurisdiction other than the United States or any state thereof shall deliver to the Borrower, with a copy to the Agent, on the Closing Date or concurrently with the delivery of the relevant Assignment and Acceptance, as applicable, (i) two United States Internal Revenue Service Forms 4224 or Forms 1001, as applicable (or successor forms) properly completed and certifying in each case that such Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and
(ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding taxes. Each such Lender further agrees to deliver to the Borrower, with a copy to the Agent, a Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, certifying in the case of a Form 1001 or 4224 that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Borrower and the Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.

         (f) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 3.11 shall survive the payment in full of the Obligations and the termination of the Commitments.

         SECTION 3.12. Claims for Increased Costs and Taxes. In the event that any Lender shall decline to make LIBOR Rate Loans pursuant to Section 3.8(a) or (b) hereof or shall have notified the Borrower that it is entitled to claim compensation pursuant to Section 3.8(c), 3.9, 3.10 or 3.11 hereof or is unable to complete the form required or subject to withholding as provided in
Section 3.11 hereof (each such lender being an "Affected Lender"), the Borrower at its own cost and expense may designate a replacement bank (a "Replacement Lender") to assume the Commitment and the obligations of any such Affected Lender hereunder, and to purchase the outstanding Note of such Affected Lender and such Affected Lender's rights hereunder and with respect thereto, without recourse upon, or warranty by, or expense to, such Affected Lender, for a purchase price equal to the outstanding principal amount of the Loans of such Affected Lender plus all interest accrued and unpaid thereon and all other amounts owing to such Affected Lender hereunder, including, without limitation, any amount which would be payable to such Affected Lender pursuant to Section 3.8(c), and upon such assumption and purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a "Lender" for purposes of this Agreement and such Affected Lender shall cease to be a "Lender" for purposes of this Agreement and shall no longer have any obligations or rights hereunder (other than any obligations or rights which according to this Agreement shall survive the termination of the Commitment).


                                   ARTICLE IV

                  CLOSING; CONDITIONS OF CLOSING AND BORROWING

         SECTION 4.1. Closing. The closing shall take place at the offices of Kennedy Covington Lobdell & Hickman, 100 North Tryon Street, Suite 4200, Charlotte, North Carolina 28202 at 10:00 a.m. on August __, 1996 or on such other date as the parties hereto shall mutually agree.

         SECTION 4.2. Conditions to Closing and Initial Loan. The obligation of the Lenders to close this Agreement and to make the initial Loan is subject to the satisfaction of each of the following conditions:

         (a) Executed Loan Documents. This Agreement, the Notes, the Security Agreement, the Borrower Pledge Agreement, the Parent Pledge Agreement, the Bailment Agreement, the Intercreditor Agreement, the Collateral Assignment of Certificates of Deposit and the Collateral Assignment of Deposit Accounts shall have been duly authorized, executed and delivered to the Agent by the parties thereto, shall be in full force and effect and no default shall exist thereunder, and the Borrower and the Parent shall have delivered original counterparts thereof to the Agent.

         (b)     Collateral

              (i) Filings and Recordings. All filings and recordations that are necessary to perfect the security interests of the Lenders in the Collateral shall have been filed or recorded in all appropriate locations and the Agent shall have received evidence satisfactory to the Agent that such security interests constitute valid and perfected first priority Liens therein, subject only to Liens permitted pursuant to in Section 9.3.

             (ii) Pledged Securities. The Custodian, pursuant to the terms and conditions of the Borrower Pledge Agreement and the Bailment Agreement, shall have received the original notes (endorsed in blank), stock certificates and warrants pledged pursuant to the Borrower Pledge Agreement, together with an appropriate undated transfer power and irrevocable proxy for each stock certificate and warrant, duly executed in blank by the registered owner thereof.

            (iii) Pledged Stock. The Agent shall have received original stock certificates evidencing the capital stock of the Borrower pledged pursuant to the Parent Pledge Agreement, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof.

             (iv) Lien Search. The Borrower shall have delivered the results of a Lien search of all filings made against the Borrower under the Uniform Commercial Code as in effect in any state in which its chief executive office or Collateral is located, indicating among other things that its assets are free and clear of any Lien except for the Liens permitted by Section 9.3.

              (v) Insurance. The Agent shall have received certificates of insurance and certified copies of insurance policies in the form required under Section 7.3 and the Security Documents and otherwise in form and substance reasonably satisfactory to the Agent.

         (c)     Closing Certificates; etc.

              (i) Officers's Certificate of each Credit Party. The Agent shall have received a certificate from the chief executive officer or chief financial officer of each Credit Party, in form and substance satisfactory to the Agent, to the effect that all representations and warranties of such Credit Party contained in this Agreement and the other Loan Documents are true, correct and complete; that such Credit Party is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that such Credit Party has satisfied each of the closing conditions.

             (ii) Certificate of Secretary of each Credit Party. The Agent shall have received a certificate of the secretary or assistant secretary of each Credit Party certifying that attached thereto is a true and complete copy of the charter of such Credit Party, and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation; that attached thereto is a true and complete copy of the bylaws of such Credit Party, as in effect on the date of such certification; that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Credit Party authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the borrowings contemplated hereunder; and as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party.

            (iii) Certificates of Good Standing. The Agent shall have received long-form certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of organization and each other jurisdiction where each Credit Party is qualified to do business and a certificate of the relevant taxing authorities of such jurisdictions certifying that such Person has filed required tax returns and owes no delinquent taxes.

             (iv) Borrowing Base Certificate. The Agent shall have received a completed Borrowing Base Certificate in the form of Exhibit D attached hereto.

              (v) Portfolio Certificate/Portfolio Reports. The Agent shall have received a completed Portfolio Certificate in the form of Exhibit E-3 attached hereto together with a copy of the Portfolio Reports in form acceptable to the Agent, each dated no earlier than thirty (30) days prior to the Closing Date.

             (vi) Opinions of Counsel. The Agent shall have received favorable opinions of counsel to the Credit Parties addressed to the Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Lenders shall request.

            (vii) Tax Forms. The Agent shall have received copies of the United States Internal Revenue Service forms required by Section 3.11(e) hereof.

           (viii) SBIC Compliance. The Agent shall have received written evidence in form reasonably acceptable to the Agent that the Borrower is a duly licensed small business investment company authorized by the SBA under the SBIC Regulations and that the Borrower is in good standing with the SBA and is not subject to any restriction, letter agreement, probation or other special condition respecting Borrower's eligibility, qualification or operation as a small business investment company.

             (ix) Purpose Statement. The Agent shall have received a Form FR U-1 duly authorized, executed and delivered by the Borrower.

         (d)     Consents; Defaults.

              (i) Governmental and Third Party Approvals. All necessary approvals, authorizations and consents, if any be required, of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement, the other Loan Documents and the Restructuring shall have been obtained, including, without limitation, the written approval of the SBA and the SEC, a copy of which shall have been delivered to the Agent.

             (ii) Permits and Licenses. All permits and licenses, including permits and licenses required under Applicable Laws, necessary to the conduct of business by the Credit Parties shall have been obtained and remain in full force and effect.

            (iii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement, the other Loan Documents or the Restructuring or the consummation of the transactions contemplated hereby or thereby, or which, in the Agent's discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

             (iv) No Material Adverse Change. Since December 31, 1994, there shall not have occurred any event, condition or state of facts that is reasonably likely to have a Material Adverse Effect.

              (v) No Event of Default. No Default or Event of Default shall have occurred and be continuing.

         (e)     Financial Matters.

              (i) Financial Statements. The Agent shall have received the most recent audited and unaudited Consolidated financial statements of the Credit Parties and their Subsidiaries, all in form and substance satisfactory to the Agent.

             (ii) Financial Condition Certificate. The Borrower shall have delivered to the Agent a certificate, in form and substance satisfactory to the Agent, and certified as accurate by the chief executive officer or chief financial officer of each Credit Party, that (A) each Credit Party and each of its Subsidiaries are each Solvent, (B) the payables of each Credit Party are current and not past due, (C) attached thereto is a pro forma balance sheet of the Credit Parties and their Subsidiaries setting forth on a pro forma basis the financial condition of the Credit Parties and their Subsidiaries on a Consolidated basis as of that date, reflecting on a pro forma basis the effect of the transactions contemplated herein, including all fees and expenses in connection therewith, and evidencing compliance on a pro forma basis with the covenants contained in Articles VIII and IX hereof and (D) attached thereto are the financial projections previously delivered to the Agent representing the good faith opinions of each Credit Party and senior management thereof as to the projected results contained therein.

            (iii) Payment at Closing; Fee Letters. There shall have been paid by the Credit Parties to the Agent and the Lenders the fees set forth or referenced in Section 3.3 and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses in connection with the transactions contemplated hereby and the Restructuring), and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

             (iv) Equity Proceeds. The Agent shall have received evidence of the receipt by the Borrower from the Parent of proceeds in the form of equity capital in an amount not less than fifty percent (50%) of the amount by which the Lenders' Commitments hereunder on the Closing Date exceed $50,000,000.

         (f)     Miscellaneous.

              (i) Notice of Borrowing. The Agent shall have received written instructions from the Borrower to the Agent directing the payment of any proceeds of Loans made under this Agreement that are to be paid on the Closing Date.

             (ii) Proceedings and Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement and the Restructuring shall be satisfactory in form and substance to the Lenders. The Lenders shall have received copies of all other instruments and other evidence as the Lenders may reasonably request, in form and substance satisfactory to the Lenders, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

            (iii) Due Diligence and Other Documents. The Credit Parties shall have delivered to the Agent such other documents, certificates and opinions as the Agent reasonably requests, including, without limitation, any documents, certificates and opinions relating the Restructuring.

         SECTION 4.3. Conditions to All Loans. The obligations of the Lenders to make any Loan is subject to the satisfaction of the following conditions precedent on the relevant borrowing date:

         (a) Continuation of Representations and Warranties. The representations and warranties made by the Credit Parties and contained in
Article V shall be true and correct on and as of such borrowing date with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct as of such particular date).

         (b) No Existing Default. No Default or Event of Default shall have occurred and be continuing hereunder on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date.


                                   ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

         SECTION 5.1. Representations and Warranties. To induce the Agent to enter into this Agreement and the Lenders to make the Loans, each Credit Party hereby represents and warrants to the Agent and Lenders that:

         (a) Organization; Power; Qualification. Each Credit Party and each Subsidiary of the Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization.

         (b) SBIC. The Borrower is a duly licensed small business investment company authorized by the SBA under the SBIC Regulations. The Borrower is in good standing with the SBA and is not subject to any restriction, letter agreement, probation or other special condition respecting Borrower's eligibility, qualification or operation as a small business investment company.

         (c) Subsidiaries. Each Subsidiary of each Credit Party as of the Closing Date is listed on Schedule 5.1(c). On the Closing Date, the Borrower does not have any Subsidiaries.

         (d) Authorization of Agreement, Loan Documents and Borrowing. Each Credit Party and each Subsidiary of the Borrower has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party and each of their Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of such Credit Party or its Subsidiary party thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors' rights in general and the availability of equitable remedies.

         (e) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by each Credit Party and each Subsidiary of the Borrower of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval (other than the approval of the SBA which has been duly obtained and is in full force and effect) or violate any Applicable Law relating to any Credit Party or any Subsidiary of the Borrower (including, without limitation, the SBIC Regulations or the Investment Company Act), (ii) conflict with, result in a breach of or constitute a default under the charter, bylaws or other organizational documents of any Credit Party or any Subsidiary of the Borrower or any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents.

         (f) Compliance with Law; Governmental Approvals. Each Credit Party and each Subsidiary of the Borrower (i) has all Governmental Approvals required by any Applicable Law (including, without limitation, the SBIC Regulations and the Investment Company Act) for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, and (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws (including, without limitation, the SBIC Regulations and the Investment Company Act) relating to it or any of its respective properties.

         (g) Tax Returns and Payments. Each Credit Party and each Subsidiary of the Borrower has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable. No Governmental Authority has asserted any Lien or other claim against any Credit Party or any Subsidiary of the Borrower with respect to unpaid taxes which has not been discharged or resolved. The charges, accruals and reserves on the books of each Credit Party and any Subsidiary of the Borrower in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of each Credit Party and any Subsidiary of the Borrower are in the judgment of each Credit Party adequate, and neither Credit Party anticipates any additional taxes or assessments for any of such years.

         (h) Intellectual Property Matters. Each Credit Party and each Subsidiary of the Borrower owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither Credit Party nor any Subsidiary of the Borrower is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations.

         (i)     Environmental Matters.   The properties of each Credit Party
and each Subsidiary of the Borrower are in compliance in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere in any material respect with the continued operation of such properties or impair in any material respect the fair saleable value thereof. Neither Credit Party nor any Subsidiary of the Borrower has received any written notice of material violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of its properties or the operations conducted in connection therewith, nor does any Credit Party or any Subsidiary of the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

         (j)     ERISA.

              (i) Neither Credit Party nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 5.1(j);

             (ii) Each Credit Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. No liability has been incurred by any Credit Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

            (iii) No Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has any Credit Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

             (iv)         Neither Credit Party nor any ERISA Affiliate has:
(A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code;

              (v) No Termination Event has occurred or is reasonably expected to occur; and

             (vi) No proceeding, claim, lawsuit and/or investigation is existing or, to the best knowledge of any Credit Party after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Credit Party or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

         (k) Margin Stock. Neither Credit Party nor any Subsidiary of the Borrower is engaged principally or as one of its activities in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each such term is defined or used in Regulations G and U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation G, T, U or X of such Board of Governors.

         (l) Government Regulation. The Borrower is an "investment company" under the Investment Company Act and the Parent has elected treatment as a business development company under the Investment Company Act.

         (m) Material Contracts. Schedule 5.1(m) sets forth a complete and accurate list of all Material Contracts of the each Credit Party and each Subsidiary of the Borrower in effect as of the Closing Date not listed on any other Schedule hereto; other than as set forth in Schedule 5.1(m), each Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof.

         (n) Burdensome Provisions. Neither Credit Party nor any Subsidiary of the Borrower is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. Neither Credit Party nor any Subsidiary of the Borrower presently anticipates that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.

         (o) Financial Statements. The (i) Consolidated balance sheet of the Credit Parties and their Subsidiaries as of December 31, 1995 and the related statements of income and retained earnings and cash flows for the Fiscal Year then ended and (ii) unaudited Consolidated balance sheet of the Credit Parties and their Subsidiaries as of June 30, 1996 and related unaudited interim statements of revenue and retained earnings, copies of which have been furnished to the Agent and each Lender, are complete and correct and fairly present the assets, liabilities and financial position of the Credit Parties and their Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (subject in the case of unaudited statements, to year-end adjustments and the inclusion of footnotes). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. The Credit Parties and their Subsidiaries have no Debt, obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.

         (p) No Material Adverse Change. Since December 31, 1995, there has been no material adverse change in the properties, business, operations, prospects, or condition (financial or otherwise) of the Credit Parties and their Subsidiaries and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

         (q) Solvency. As of the Closing Date and after giving effect to each Loan made hereunder, each Credit Party and each Subsidiary of the Borrower will be Solvent.

         (r) Titles to Properties. Each Credit Party and each Subsidiary of the Borrower has such title to the real property owned by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of such Credit Party and such Subsidiaries delivered pursuant to Section 5.1(o), except those which have been disposed of by such Credit Party or such Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

         (s) Liens. None of the properties and assets of any Credit Party or any Subsidiary of the Borrower is subject to any Lien, except Liens permitted pursuant to Section 9.3. No financing statement under the Uniform Commercial Code of any state which names any Credit Party or any Subsidiary of the Borrower or any of their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction and neither Credit Party nor any Subsidiary of the Borrower has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Liens permitted by
Section 9.3 hereof.

         (t) Debt and Contingent Obligations. Schedule 5.1(t) is a complete and correct listing of all Debt and Contingent Obligations of each Credit Party and each Subsidiary of the Borrower in excess of $250,000. Each Credit Party and each Subsidiary of the Borrower has performed and is in compliance with all of the terms of such Debt and Contingent Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of such Credit Party or such Subsidiary exists with respect to any such Debt or Contingent Obligation.

         (u) Litigation. Except as set forth on Schedule 5.1(u), there are no actions, suits or proceedings pending nor, to the knowledge of any Credit Party, threatened against or in any other way relating adversely to or affecting any Credit Party or any Subsidiary of the Borrower or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority (including, without limitation, the SBA).

         (v) Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any Credit Party or any Subsidiary of the Borrower under any Material Contract or judgment, decree or order to which such Credit Party or such Subsidiary is a party or by which such Credit Party or such Subsidiary or any of their respective properties may be bound which would require such Credit Party or such Subsidiary to make any payment thereunder prior to the scheduled maturity date therefor.

         (w) Accuracy and Completeness of Information. All written information, reports and other papers and data produced by or on behalf of any Credit Party or any Subsidiary thereof and furnished to the Lenders were, at the time the same were so furnished, complete and correct in all respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter. No document furnished or written statement made to the Agent or the Lenders by any Credit Party or any Subsidiary thereof in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of such Credit Party or its Subsidiaries or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading as to the creditworthiness of such Credit Party or the Borrower's Subsidiaries. Neither Credit Party is aware of any facts which it has not disclosed in writing to the Agent having a Material Adverse Effect, or insofar as the such Credit Party can now foresee, could reasonably be expected to have a Material Adverse Effect.

         SECTION 5.2. Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article V and all representations and warranties contained in any certificate, or any of the Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date, shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.


                                   ARTICLE VI

                       FINANCIAL INFORMATION AND NOTICES

         Until all the Obligations and Guaranteed Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.12 hereof, the Credit Parties will furnish or cause to be furnished to the Agent and each Lender at their respective addresses set forth in Section 13.1 hereof, or such other office as may be designated by the Agent from time to time:

         SECTION 6.1.  Financial Statements and Projections.

         (a) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days after the end of each fiscal quarter, an unaudited Consolidated and consolidating balance sheet of the Credit Parties and their Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated and consolidating statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by the Credit Parties in accordance with GAAP (subject to year-end audit adjustments and the inclusion of footnotes) and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of each Credit Party to present fairly in all material respects the financial condition of the Credit Parties and their Subsidiaries as of their respective dates and the results of operations of the Credit Parties and their Subsidiaries for the respective periods then ended, subject to normal year end adjustments.

         (b) Annual Financial Statements. As soon as practicable and in any event within one hundred twenty (120) days after the end of each Fiscal Year, an audited Consolidated and consolidating balance sheet of the Credit Parties and their Subsidiaries as of the close of such Fiscal Year and audited Consolidated and consolidating statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by an independent certified public accounting firm acceptable to the Agent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by any Credit Party or any of its Subsidiaries or with respect to accounting principles followed by any Credit Party or any of its Subsidiaries not in accordance with GAAP.

         (c) Annual Budget and Financial Projections. As soon as practicable and in any event within thirty (30) days prior to the beginning of each Fiscal Year, an annual budget of the Credit Parties and their Subsidiaries for the ensuing four (4) fiscal quarters, such plan to be presented in the same format as the Credit Parties' financial statement and to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, statement of cash flows (including sources and uses, which shall be updated on a quarterly basis) and balance sheet, accompanied by a certificate from the chief financial officer of each Credit Party to the effect that, to the best of such officer's knowledge, such projections are good faith estimates of the financial condition and operations of the Credit Parties and their Subsidiaries for such four (4) quarter period.

         SECTION 6.2. Officer's Compliance Certificate. At each time financial statements are delivered pursuant to Sections 6.1 (a) or (b) and at such other times as the Agent shall reasonably request, a certificate of the chief financial officer or the treasurer of each Credit Party in the form of Exhibit F attached hereto (an "Officer's Compliance Certificate").

         SECTION 6.3. Accountants' Certificate. At each time financial statements are delivered pursuant to Section 6.1(b), a certificate of the independent public accountants certifying such financial statements addressed to the Agent for the benefit of the Lenders and stating that in making the examination necessary for the certification of such financial statements, they obtained no knowledge of any Default or Event of Default or, if such is not the case, specifying such Default or Event of Default and its nature and period of existence.

         SECTION 6.4.  Other Reports.

         (a) As soon as practicable and in any event within fifteen (15) days after the end of each calendar month, (i) a Borrowing Base Certificate in the form of Exhibit D hereto showing the calculation of Eligible Loans, Eligible Securities and the Borrowing Base as of the end of the preceding calendar month and certified by the chief financial officer of the Borrower,
(ii) a Portfolio Certificate in the form of Exhibit E-3 hereto, certified by the chief financial officer of each Credit Party and their Subsidiaries and
(iii) the Portfolio Reports as of the end of the preceding calendar month in the form of Exhibit E-2 hereto, certified by the chief financial officer of the Borrower;

         (b) Promptly upon receipt thereof, copies of all reports, if any, submitted to any Credit Party or its Board of Directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto;

         (c) Promptly upon receipt thereof, copies of all SBA audit reports and all other material correspondence and reports to, from or regarding the SBA, including, without limitation, any and all correspondence or report reflecting a material criticism by the SBA or the Borrower's response to any such criticism;

         (d) Promptly but in any event within ten (10) Business Days after the filing thereof, a copy of (i) each report or other filing made by any Credit Party or any Subsidiary with the Securities and Exchange Commission ("SEC") and required by the SEC to be delivered to the shareholders of such Credit Party or such Subsidiary, and (ii) each report made by any Credit Party or any Subsidiary to the SEC on Form 8-K and each final registration statement of the any Credit Party or any Subsidiary filed with the SEC; and

         (e) Such other information regarding the operations, business affairs and financial condition of any Credit Party or any of its Subsidiaries as the Agent or any Lender may reasonably request.

         SECTION 6.5. Notice of Litigation and Other Matters. Prompt (but in no event later than ten (10) days after an officer of the Borrower obtains knowledge thereof) telephonic and written notice of:

         (a) the commencement of all proceedings and investigations by or before any Governmental Authority (including, without limitation, the SBA) and all actions and proceedings in any court or before any arbitrator against or involving any Credit Party or any Subsidiary thereof or any of their respective properties, assets or businesses;

         (b) any notice of any violation received by any Credit Party or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of the SBIC Regulations, the Investment Company Act or Environmental Laws;

         (c) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party or any Subsidiary thereof;

         (d) any attachment, judgment, lien, levy or order exceeding $100,000 that may be assessed against or threatened against any Credit Party or any Subsidiary thereof;

         (e) any Default or Event of Default, or any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which any Credit Party or any Subsidiary thereof is a party or by which any Credit Party or any Subsidiary thereof or any of their respective properties may be bound;

         (f) (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under
Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Credit Party or any ERISA Affiliate of the PBGC's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) any Credit Party obtaining knowledge or reason to know that any Credit Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA;

         (g)     any event which makes any of the representations set forth in
Section 5.1 inaccurate in any respect; and

         (h) any change in the status of any Credit Party as an "investment company" under the Investment Company Act and as a regulated investment company under the Code.

         SECTION 6.6. Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of any Credit Party to the Agent or any Lender (other than financial forecasts) whether pursuant to this Article VI or any other provision of this Agreement, or any of the Security Documents, shall be, at the time the same is so furnished, complete and correct in all material respects to the extent necessary to give the Agent or any Lender complete, true and accurate knowledge of the subject matter based on such Credit Party's knowledge thereof.

                                  ARTICLE VII

                             AFFIRMATIVE COVENANTS

         Until all of the Obligations and Guaranteed Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in
Section 13.12, each Credit Party will, and will cause each Subsidiary of the Borrower to:

         SECTION 7.1.  Preservation of Corporate Existence and Related Matters.

         (a) Except as permitted by Section 9.5, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

         (b) The Borrower shall remain a duly licensed small business investment company authorized by the SBA under the SBIC Regulations. The Borrower shall remain in good standing with the SBA and shall not become subject to any restriction, letter agreement, probation or other special condition respecting the Borrower's eligibility, qualification or operation as a small business investment company, except for minor restrictions and other matters, the occurrence of which does not render the Borrower ineligible for continuing participation in the SBA debenture program or which could not reasonably be expected to have a Material Adverse Effect.

         (c) Maintain its status as an "investment company" (and, with regard to the Parent, as an "investment company" that has elected treatment as a business development company) under the Investment Company Act as a regulated investment company under the Code.

         SECTION 7.2. Maintenance of Property. Protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names and trademarks; maintain in good working order and condition all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

         SECTION 7.3.  Insurance.

         (a) Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law, and on the Closing Date and from time to time thereafter deliver to the Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

         (b)     Without limiting the generality of the foregoing subsection
(a), each Credit Party shall keep its properties insured against "all risks of physical loss" (except earthquake, unless the Agent specifically so requires as its election, and also including flood insurance, if applicable) under a casualty insurance policy with the "replacement cost" endorsement and a deductible calculated on an "occurrence" basis of no more than $10,000. Each Credit Party shall maintain public liability coverage in an amount of at least $1,000,000 per occurrence and $2,000,000 in the aggregate. The following provisions shall apply to all such insurance policies issued with respect to tangible Collateral: (i) each insurance policy shall be issued by an insurance company with a rating of "A" or better by A. M. Best & Co.; (ii) each casualty policy shall name the Agent on behalf of the Lenders as first insured mortgagee pursuant to a noncontribution mortgagee clause satisfactory to the Agent, and all liability insurance policies shall name the Agent for the benefit of the Lenders as an additional insured. The issuers of such policies must agree in writing (by the policy provisions, endorsement or letter) to give the Agent at least twenty (20) days prior written notice before termination or any reduction of amount or scope of coverage; (iii) each Credit Party shall deliver such original policies to the Agent. Not less than thirty (30) days prior to the expiration date of each policy of insurance required under this Agreement.
Each Credit Party shall deliver to the Agent evidence of the renewal of such policy or policies or of the substitution of another policy or policies complying with the terms of this Agreement. If any Credit Party fails to maintain the required insurance, the Agent may, at the Agent's option and without notice to such Credit Party, obtain such insurance, or the Agent may obtain single interest coverage insuring only the Agent's interest in the Collateral. In no event shall the Agent be under any obligation to procure or maintain insurance on the Collateral. The cost of any insurance so obtained shall become part of the Obligations and shall be due from such Credit Party upon demand; (iv) each Credit Party hereby assigns to the Agent, as further security for the payment of the Obligations, all policies of insurance which now or hereafter insure against any loss or damage to the Collateral. Each Credit Party shall promptly give written notice to the Agent of any loss or damage to the Collateral and will not adjust or settle any such loss without the written consent of the Agent. If the Agent, on account of any insurance on the Collateral, receives any money for loss or damage, such amount may, in the reasonable exercise of the Agent's discretion, be retained and applied by the Agent toward payment of the Obligations, or be paid to such Credit Party, wholly or in part, subject to such conditions as the Agent may require. The Agent is hereby irrevocably appointed attorney-in-fact for such Credit Party to receive any sums collected under insurance policies insuring the Collateral, to endorse any draft or instruments received under such policies, and to make proof of loss for, settle, and give binding acquittances for claims under such policies; and (v) each Credit Party covenants that it will not do any act or voluntarily suffer or permit any act to be done whereby any insurance required hereunder shall or may be suspended, impaired or defeated, unless replaced with similar insurance required hereby without any intervening lapse of coverage.

         SECTION 7.4. Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties (including, without limitation, the SBA).

         SECTION 7.5. Payment and Performance of Obligations. Pay and perform all Obligations and Guaranteed Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided that such Credit Party or such Subsidiary may contest any item described in clauses (a) and (b) above in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

         SECTION 7.6. Compliance With Laws and Approvals. Observe and remain in compliance with all Applicable Laws (including, without limitation, the SBIC Regulations and the Investment Company Act) and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business.

         SECTION 7.7. Environmental Management. In addition to and without limiting the generality of Section 7.6, maintain its business premises (whether leased or owned in fee) free of any Hazardous Materials, the removal of which is required under Environmental Laws; and adopt and maintain Hazardous Materials management practices including generation, storage, disposal and remediation as may be required by Environmental Laws for all other Hazardous Materials located on its business premises.

         SECTION 7.8. Compliance with ERISA. In addition to and without limiting the generality of Section 7.6, (a) comply with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (b) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code, (d) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (e) furnish to the Agent upon the Agent's request such additional information about any Employee Benefit Plan as may be reasonably requested by the Agent.

         SECTION 7.9. Compliance With Agreements. Comply in all respects with each material term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract; provided that such Credit Party or such Subsidiary may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

         SECTION 7.10. Conduct of Business. Engage only in businesses in substantially the same fields as the businesses (including, without limitation, with regard to the Parent, the business of Harris Williams & Co. and other similar financial services businesses) conducted on the Closing Date.

         SECTION 7.11. Visits and Inspections. Permit representatives of the Agent or any Lender, from time to time, upon reasonable prior notice, (a) to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects and (b) to meet with SBA representatives once each calendar quarter (and at any time a Default or Event of Default has occurred and is continuing) to discuss the Borrower's standing with the SBA and the SBA's view of the Borrower's operations and prospects. The Credit Parties shall use their best efforts to arrange any meetings between the Agent or any Lender and the SBA permitted hereunder.

         SECTION 7.12. Subsidiaries. Upon the creation of any Subsidiary of the Borrower permitted by this Agreement, cause to be executed and delivered to the Agent, on or prior to the creation of such Subsidiary, a guaranty agreement, security documents and such other documents reasonably requested by the Agent, all in form and content satisfactory to the Required Lenders in their sole discretion, in order that such Subsidiary shall unconditionally guarantee the Obligations and the applicable assets of such Subsidiary shall become Collateral for the Obligations.

         SECTION 7.13. Additional Subsidiary Guarantors/Joinder. Upon the creation of any Subsidiary of the Borrower permitted by this Agreement, cause to be executed and delivered to the Agent within ten (10) Business Days after the creation of such Subsidiary (a) a Subsidiary Guaranty substantially in the form attached as Exhibit L hereto executed by such new Subsidiary, (b) the supplement substantially in the form attached as Annex II to the Security Agreement executed by such new Subsidiary, (c) the closing documents and certificates required of each Subsidiary pursuant to Section 4.2(b) and (c) hereof with respect to such new Subsidiary, and (d) such other documents reasonably requested by the Agent in order that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Security Agreement and the Subsidiary Guaranty of the applicable assets of such Subsidiary shall become Collateral for the Obligations.

         SECTION 7.14. Ownership of Portfolio Companies. Maintain ownership of all of the investments in their respective issuers and obligors; provided that (i) no such investment by any Credit Party or any Subsidiary thereof in an issuer or obligor shall be owned collectively by any other Credit Party or any Subsidiary thereof, (ii) neither Credit Party nor any Subsidiary thereof shall have any investment in any issuer or obligor in which the other Credit Party or any Subsidiary thereof has any investment, and (iii) with respect to the Parent, such ownership may be direct or indirect through the creation of special purpose vehicles created for the purpose of the ownership of such investments.

         SECTION 7.15. Contribution of Equity by the Parent. With regard to the Parent only, upon any increase in the Commitments of the Lenders above the then existing amount of the Commitments pursuant to Section 2.8, contribute to the Borrower equity in an amount equal to fifty percent (50%) of such increase.

         SECTION 7.16. Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments (including, without limitation, any acts, things, deeds and instruments related to the investments set forth on the Portfolio Reports) as the Agent or any Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Agent and the Lenders their respective rights under this Agreement, the Notes and the other Loan Documents.


                                  ARTICLE VIII

                              FINANCIAL COVENANTS

         Until all of the Obligations and Guaranteed Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section
13.12 hereof, the Borrower and its Subsidiaries on a Consolidated basis will not:

         SECTION 8.1. Minimum Tangible Net Worth. As of the end of any fiscal quarter, permit Tangible Net Worth to be less than (a) $81,600,000 plus (b) fifty percent (50%) of the aggregate amount by which the Aggregate Commitment exceeds $50,000,000.

         SECTION 8.2. Debt to Total Adjusted Capitalization. As of the end of any fiscal quarter, permit the ratio of (a) Consolidated Debt of the Borrower and its Subsidiaries as of such fiscal quarter end to (b) Total Adjusted Capitalization as of such fiscal quarter end to exceed 0.70 to 1.00.

         SECTION 8.3. Interest Coverage Ratio. As of the end of any fiscal quarter, permit the ratio of (a) Consolidated EBIT for the period of four (4) consecutive fiscal quarters ending on such fiscal quarter end to (b) Consolidated Interest Expense for such period of four (4) consecutive fiscal quarters, to be less than 1.85 to 1.0.

         SECTION 8.4. Non-Accrual and Delinquent Loans. As of the end of any fiscal quarter, permit the ratio of (a) loans in its portfolio (calculated on a fair value basis) which have payments more than thirty (30) days past due or which are on a non-accrual basis to (b) the aggregate amount of loans in its portfolio (calculated on a fair value basis) to exceed .085 to 1.00.

         SECTION 8.5. Loan Loss Ratio. As of the end of any fiscal quarter, permit the ratio of (a) the difference between (i) net losses realized from loans in its portfolio (calculated on a cost basis) minus (ii) net gains realized from securities in its portfolio, each as determined for the period of four (4) consecutive fiscal quarters ending on such fiscal quarter end to (b) the aggregate amount of loans in its portfolio (calculated on a cost basis) as of such fiscal quarter end to exceed .02 to 1.00.


                                   ARTICLE IX

                               NEGATIVE COVENANTS

         Until all of the Obligations and Guaranteed Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section
13.12 hereof, each Credit Party has not and will not permit any Subsidiary of the Borrower to:

         SECTION 9.1. Limitations on Debt. Create, incur, assume or suffer to exist any Debt except:

         (a)     the Obligations;

         (b) Debt incurred in connection with any Hedging Agreement with a counterparty and upon terms and conditions reasonably satisfactory to the Agent;

         (c)     SBA Debt;

         (d) existing Debt set forth on Schedule 9.1 and the renewal and refinancing (but not the increase) thereof;


         (e) Debt permitted pursuant to Section 9.4(c); provided that such Debt is subordinated to the Loans on terms and conditions satisfactory to the Required Lenders; and

         (f)     Debt consisting of Contingent Obligations permitted by Section
9.2;

         (g) Purchase money Debt for the purchase of equipment in an amount not to exceed $100,000 in the aggregate; and

         (h) Debt of the Parent; provided that all terms and conditions of any agreement, document or instrument under which such Debt is created directly relating to intercompany activities, including, without limitation, terms and conditions directly relating to the ability of the Parent to downstream funds to the Borrower (except upon an event of default under such agreements, documents, or instruments), shall be subject to the review of the Agent and the Lenders and shall be in form and substance reasonably satisfactory to the Agent and the Lenders.

         SECTION 9.2. Limitations on Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligations except:

         (a) Contingent Obligations in favor of the Agent for the benefit of the Agent and the Lenders;

         (b) Contingent Obligations guarantying the Debt permitted pursuant to Section 9.1; provided that the Borrower shall not create, incur, assume or suffer to exist any Contingent Obligations guarantying the Debt of the Parent; and

         (c) Contingent Obligations of the Parent; provided that all terms and conditions of any agreement, document or instrument under which such Contingent Obligations are created directly relating to intercompany activities, including, without limitation, terms and conditions directly relating to the ability of the Parent to downstream funds to the Borrower (except upon an event of default under such agreements, documents, or instruments), shall be subject to the review of the Agent and the Lenders and shall be in form and substance reasonably satisfactory to the Agent and the Lenders.

         SECTION 9.3. Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including shares of capital stock), real or personal, whether now owned or hereafter acquired, except:

         (a) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

         (b) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings;

         (c) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation;

         (d) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;


         (e) Liens of the Agent for the benefit of the Agent and the Lenders;

         (f)     Liens securing the Debt permitted by Section 9.1(c), (g), or
(h) and securing Contingent Obligations permitted by Section 9.2(c); provided that, (A) with respect to purchase money Debt, (i) the Lien attaches solely to the assets being acquired and (ii) the Debt secured by any such Liens does not exceed 100% of the purchase price of the asset being acquired and (B) with respect to Liens securing the Debt permitted by Section 9.1(h), such Liens shall not attach to or encumber the assets of the Borrower or its Subsidiaries; and

         (g)     Existing liens described on Schedule 9.3.

         SECTION 9.4. Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any capital stock, interests in any partnership or joint venture, evidence of Debt or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person, or enter into, directly or indirectly, any commitment or option in respect of the foregoing, except:

         (a)     existing loans, advances and investments described on Schedule
9.4;

         (b) investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within 120 days from the date of acquisition thereof, (ii) commercial paper maturing no more than 120 days from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (iii) certificates of deposit maturing no more than 120 days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of "A" or better by a nationally recognized rating agency; provided that except for certificates of deposit pledged to the Agent, for the benefit of itself and the Lenders under the Collateral Assignment of Certificates of Deposit the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, or (iv) time deposits maturing no more than

30 days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder;

         (c) intercompany loans, advances and other transfers in the ordinary course of business; provided that no intercompany loans, advances and other transfers may be made by the Borrower to the Parent or any Subsidiary of the Parent except dividends distributed pursuant to Section 9.7(c);

         (d) advances to employees for reasonable travel and business expenses in the ordinary course of business;

         (e) deposits for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business;

         (f) trade accounts created, or prepaid expenses accrued, in the ordinary course of business; and

         (g) other loans, advances, investments and acquisitions of a class and type permitted pursuant to the Investment Company Act, including loans and advances by the Parent to its Subsidiaries (with regard to the Parent and the Borrower) and the SBIC Regulations (with regard to the Borrower).

         SECTION 9.5. Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); provided that (i) any Wholly-Owned Subsidiary of the Parent (other than the Borrower) may merge with any other Wholly-Owned Subsidiary of the Parent (other than the Borrower) or with the Parent, so long as, with respect to mergers with the Parent, the Parent is the surviving corporation and
(ii) any Wholly-Owned Subsidiary of the Borrower may merge with any other Wholly-Owned Subsidiary of the Borrower or with the Borrower, so long as, with respect to mergers with the Borrower, the Borrower is the surviving corporation.

         SECTION 9.6. Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired except:

         (a)  the sale of inventory in the ordinary course of business;

         (b) the sale of obsolete assets no longer used or usable in the business of any Credit Party or any of its Subsidiaries;

         (c) so long as no Default or Event of Default has occurred and is continuing, the sale or transfer of notes, warrants or other securities in the ordinary course of the Borrower's business and in accordance with the terms of the applicable instruments governing said notes, warrants or securities; and

         (d) the sale or transfer of notes, warrants or other securities in the ordinary course of the Guarantor's business and in accordance with the terms of the applicable instruments governing said notes, warrants or securities.

         SECTION 9.7. Limitations on Dividends and Distributions. Declare or pay any dividends upon any of its capital stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock, or make any distribution of cash, property or assets among the holders of shares of its capital stock, or make any change in its capital structure; provided that:

         (a) any Credit Party or any Subsidiary may pay dividends in shares of its own capital stock;

         (b) any Subsidiary of the Borrower may pay cash dividends to the Borrower; and

         (c) so long as no Default or Event of Default shall have occurred and be continuing and such Credit Party maintains its status as a "regulated investment company", each Credit Party may pay dividends required under the Code to maintain its status as a "regulated investment company".

         SECTION 9.8. Limitations on Exchange and Issuance of Capital Stock. Issue, sell or otherwise dispose of any class or series of capital stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Debt or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

         SECTION 9.9. Transactions with Affiliates. Except for those matters in existence on the Closing Date and set forth on Schedule 9.9 hereto and as otherwise permitted in this Agreement, directly or indirectly: (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates, or (b) enter into, or be a party to, any transaction with any of its Affiliates, except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are fully disclosed to and approved in writing by the Required Lenders and are no less favorable to it than it would obtain in a comparable arm's length transaction with a Person not its Affiliate.

         SECTION 9.10. Certain Accounting Changes. Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP.

         SECTION 9.11.  Amendments; Payments and Prepayments of Debt.

         (a) With regard to the Borrower and its Subsidiaries, amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Debt, or cancel or forgive, make any voluntary or optional payment or prepayment on, or redeem or acquire for value (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) any Debt; and

         (b) With regard to the Parent, amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Debt to the extent such terms and provisions directly relate to intercompany activities, including, without limitation, terms and provisions (and any amendment or modification thereto) directly relating to the ability of the Parent to downstream funds to the Borrower (except upon an event of default under such agreements, documents, or instruments), which terms and provisions shall be subject to the review of the Agent and the Lenders and shall be in form and substance reasonably satisfactory to the Agent and the Lenders.

         SECTION 9.12. Leasebacks. Enter into, extend, renew or otherwise become or remain liable as lessee or as guarantor or other surety with respect to any lease of any property that was owned on the Closing Date or thereafter acquired by any Credit Party or any Subsidiary of the Borrower and has been or is to be sold or transferred by such Credit Party or such Subsidiary to any other Person in connection with such lease.

         SECTION 9.13. Changes to Borrower's Rating System and Valuation Method. Change or alter, in any way, the Borrower's Rating System or the Borrower's Valuation Method.

         SECTION 9.14. Change in Management. Allow or suffer to occur any change of management, staffing or structure whereby George M. Miller, II or David M. Resha ceases active participation in the management of each Credit Party; provided that such a change shall not constitute an Event of Default hereunder, but shall only permit the Agent, at the request of the Required Lenders, to accelerate the maturity of the Obligations upon ninety (90) days prior written notice to each Credit Party. Such notice may be given only during the period (a) beginning sixty (60) days after the change occurs, or, if the position is filled within that period, sixty (60) days after the position is filled and (b) ending sixty (60) days after it commences. Each Credit Party hereby acknowledges that the participation in such Credit Party's management of the individuals named above is a primary factor in the agreement of the Lenders to extend the Loans.

                                   ARTICLE X

                             UNCONDITIONAL GUARANTY

         SECTION 10.1. Guaranty of Obligations. The Guarantor hereby unconditionally guarantees to the Agent for the ratable benefit of the Agent and the Lenders, and their respective successors, endorsees, transferees and assigns, the prompt payment and performance of all Obligations of the Borrower, whether primary or secondary (whether by way of endorsement or otherwise), whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether or not recovery may be or hereafter become barred by the statute of limitations, whether enforceable or unenforceable as against the Borrower, whether or not discharged, stayed or otherwise affected by any bankruptcy, insolvency or other similar law or proceeding, whether created directly with the Agent or any Lender or acquired by the Agent or any Lender through assignment, endorsement or otherwise, whether matured or unmatured, whether joint or several, as and when the same become due and payable (whether at maturity or earlier, by reason of acceleration, mandatory repayment or otherwise), in accordance with the terms of any such instruments evidencing any such obligations, including all renewals, extensions or modifications thereof (all Obligations of the Borrower to the Agent or any Lender, including all of the foregoing, being hereinafter collectively referred to as the "Guaranteed Obligations").

         SECTION 10.2. Nature of Guaranty. The Guarantor agrees that this Guaranty is a continuing, unconditional guaranty of payment and performance and not of collection, and that its obligations under this Guaranty shall be primary, absolute and unconditional, irrespective of, and unaffected by (a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement or any other Loan Document or any other agreement, document or instrument to which the Borrower is or may become a party, (b) the absence of any action to enforce this Guaranty, this Agreement or any other Loan Document or the waiver or consent by the Agent or any Lender with respect to any of the provisions of this guaranty, this Agreement or any other Loan Document, (c) the existence, value or condition of, or failure to perfect its Lien against, any security for or other guaranty of the Guaranteed Obligations or any action, or the absence of any action, by the Agent or any Lender in respect of such security or guaranty (including, without limitation, the release of any such security or guaranty) or (d) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor; it being agreed by the Guarantor that its obligations under this Guaranty shall not be discharged until the final payment and performance, in full, of the Guaranteed Obligations and the termination of the Commitments. The Guarantor expressly waives all rights it may now or in the future have under any statute (including, without limitation, North Carolina General Statutes Section 26-7, et seq. or similar law), or at law or in equity, or otherwise, to compel the Agent or any Lender to proceed in respect of the Guaranteed Obligations against the Borrower or any other party or against any security for or other guaranty of the payment and performance of the Guaranteed Obligations before proceeding against, or as a condition to proceeding against, the Guarantor. The Guarantor further expressly waives and agrees not to assert or take advantage of any defense based upon the failure of the Agent or any Lender to commence an action in respect of the Guaranteed Obligations against the Borrower, the Guarantor or any other party or any security for the payment and performance of the Guaranteed Obligations. The Guarantor agrees that any notice or directive given at any time by any of the Credit Parties to the Agent or any Lender which is inconsistent with the waivers in the preceding two sentences shall be null and void and may be ignored by the Agent or such Lender, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Required Lenders have specifically agreed otherwise in writing. The foregoing waivers are of the essence of the transaction contemplated by the Loan Documents and, but for this Guaranty and such waivers, the Agents and Lenders would decline to enter into this Agreement.

         SECTION 10.3. Demand by the Agent. In addition to the terms set forth in Section 10.2, and in no manner imposing any limitation on such terms, if all or any portion of the then outstanding Guaranteed Obligations under this Agreement are declared to be immediately due and payable, then the Guarantor shall, upon demand in writing therefor by the Agent to the Guarantor, pay all or such portion of the outstanding Guaranteed Obligations then declared due and payable. Payment by the Guarantor shall be made to the Agent, to be credited and applied upon the Guaranteed Obligations, in immediately available funds in Dollars to an account designated by the Agent or at the Agent's office or at any other address that may be specified in writing from time to time by the Agent.

         SECTION 10.4.  Waivers.  In addition to the waivers contained in
Section 10.2, the Guarantor waives, and agrees that it shall not at any time insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by the Guarantor of its obligations under, or the enforcement by the Agent or the Lenders of, this Guaranty. The Guarantor further hereby waives diligence, presentment, demand, protest and notice of whatever kind or nature with respect to any of the Guaranteed Obligations and waives the benefit of all provisions of law which are or might be in conflict with the terms of this Guaranty. The Guarantor represents, warrants and agrees that its obligations under this Guaranty are not and shall not be subject to any counterclaims, offsets or defenses of any kind against the Agent, the Lenders or the Borrower whether now existing or which may arise in the future.

         SECTION 10.5. Modification of Loan Documents etc. If the Agent or the Lenders shall at any time or from time to time, with or without the consent of, or notice to, the Guarantor (a) change or extend the manner, place or terms of payment of, or renew or alter all or any portion of, the Guaranteed Obligations, (b) take any action under or in respect of the Loan Documents in the exercise of any remedy, power or privilege contained therein or available to it at law, in equity or otherwise, or waive or refrain from exercising any such remedies, powers or privileges, (c) amend or modify, in any manner whatsoever, the Loan Documents, (d) extend or waive the time for performance by the Guarantor, the Borrower or any other Person of, or compliance with, any term, covenant or agreement on its part to be performed or observed under a Loan Document (other than this Guaranty), or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance, (e) take and hold security or collateral for the payment of the Guaranteed Obligations or sell, exchange, release, dispose of, or otherwise deal with, any property pledged, mortgaged or conveyed, or in which the Agent or the Lenders have been granted a Lien, to secure any Debt of the Guarantor or the Borrower to the Agent or the Lenders, (f) release anyone who may be liable in any manner for the payment of any amounts owed by the Guarantor or the Borrower to the Agent or any Lender, (g) modify or terminate the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of the Guarantor or the Borrower are subordinated to the claims of the Agent or any Lender or (h) apply any sums by whomever paid or however realized to any amounts owing by the Guarantor or the Borrower to the Agent or any Lender on account of the Obligations in such manner as the Agent or any Lender shall determine in its reasonable discretion, then neither the Agent nor any Lender shall incur any liability to the Guarantor as a result thereof, and no such action shall impair or release the obligations of the Guarantor under this Guaranty.

         SECTION 10.6. Reinstatement. The Guarantor agrees that, if any payment made by the Borrower or any other Person applied to the Obligations is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of Collateral are required to be returned by the Agent or any Lender to the Borrower, its estate, trustee, receiver or any other party, including, without limitation, the Guarantor, under any Applicable Law or equitable cause, then, to the extent of such payment or repayment, the Guarantor's liability hereunder (and any Lien or Collateral securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made, and, if prior thereto, this Guaranty shall have been canceled or surrendered (and if any Lien or Collateral securing the Guarantor's liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), this Guaranty (and such Lien or Collateral) shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the Guarantor in respect of the amount of such payment (or any Lien or Collateral securing such obligation).

         SECTION 10.7. No Subrogation. Until all amounts owing to the Agent and the Lenders on account of the Obligations are paid in full and the Commitments are terminated, the Guarantor hereby waives any claims or other rights which it may now or hereafter acquire against the Borrower that arise from the existence or performance of the Guarantor's obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, any right to participate in any claim or remedy of the Agent or the Lenders against the Borrower or any Collateral which the Agent or the Lenders now have or may hereafter acquire, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, by any payment made hereunder or otherwise, including, without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to the Guarantor on account of such rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Guarantor in trust for the Agent, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Agent in the exact form received by the Guarantor (duly indorsed by the Guarantor to the Agent, if required) to be applied against the Obligations, whether matured or unmatured, in such order as set forth herein.


                                   ARTICLE XI

                              DEFAULT AND REMEDIES

         SECTION 11.1. Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

         (a) Default in Payment of Principal of Loans. The Borrower shall default in any payment of principal of any Loan or Note when and as due (whether at maturity, by reason of acceleration or otherwise).

         (b) Other Payment Default. The Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Note or any other Obligation or any Credit Party shall default in the payment of any other amount due hereunder, and such default shall continue unremedied for three (3) Business Days.

         (c) Misrepresentation. Any representation or warranty made or deemed to be made by any Credit Party or any of its Subsidiaries under this Agreement, any Loan Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made or deemed made.

         (d) Default in Performance of Certain Covenants. Any Credit Party shall default in the performance or observance of any covenant or agreement contained in Sections 6.5(e) or Articles VIII or IX of this Agreement.

         (e) Default in Performance of Other Covenants and Conditions. Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 11.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Agent.

         (f) Hedging Agreement. Any termination payment shall be due by the Borrower under any Hedging Agreement and such amount is not paid within three (3) Business Days of the due date thereof.

         (g) Debt Cross-Default. Any Credit Party or any of its Subsidiaries shall (i) default in the payment of any Debt (other than the Notes) the aggregate outstanding amount of which is in excess of $100,000 beyond the period of grace if any, provided in the instrument or agreement under which such Debt was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Notes) the aggregate outstanding amount of which is in excess of $100,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired).

         (h) Change in Control. (i) Any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), shall obtain ownership or control in one or more series of transactions of more than fifty percent (50%) of the common stock and fifty percent (50%) of the voting power of the Parent entitled to vote in the election of members of the board of directors of the Parent, (ii) there shall have occurred under any indenture or other instrument evidencing any Debt in excess of $100,000 any "change in control" (as defined in such indenture or other evidence of Debt) obligating any Credit Party to repurchase, redeem or repay all or any part of the Debt or capital stock provided for therein, or
(iii) the Borrower shall cease to be a Wholly-Owned Subsidiary of the Parent (any such event, a "Change in Control").

         (i) Voluntary Bankruptcy Proceeding. Any Credit Party or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

         (j) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Credit Party or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

         (k) Failure of Agreements. Any provision of this Agreement or of any other Loan Document shall for any reason cease to be valid and binding on any Credit Party or Subsidiary party thereto or any such Person shall so state in writing, or this Agreement or any other Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.

         (l) Termination Event. The occurrence of any of the following events: (i) any Credit Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or
Section 412 of the Code, such Credit Party or such ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency in excess of $100,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) any Credit Party or any ERISA Affiliate as employers under one or more Multiemployer Plan makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $100,000.

         (m) Judgment. A judgment or order for the payment of money which causes the aggregate amount of such judgments to exceed $100,000 in any Fiscal Year (except such amount shall be $250,000 with respect to the Subsidiaries of the Guarantor) shall be entered against any Credit Party or any Subsidiary thereof by any court and such judgment or order shall continue undischarged or unstayed for a period of thirty (30) days.

         SECTION 11.2. Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to each Credit Party:

         (a) Acceleration; Termination of Facilities. Declare the principal of and interest on the Loans and the Notes at the time outstanding, and all other amounts owed to the Lenders and to the Agent under this Agreement or any of the other Loan Documents and all other Obligations and Guaranteed Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings thereunder; provided that upon the occurrence of an Event of Default specified in Section 11.1(i) or (j), the Credit Facility shall be automatically terminated and all Obligations and Guaranteed Obligations shall automatically become due and payable.

         (b) Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Credit Parties' Obligations and Guaranteed Obligations.

         SECTION 11.3. Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Credit Parties, the Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

                                  ARTICLE XII

                                   THE AGENT

         SECTION 12.1. Appointment. Each of the Lenders hereby irrevocably designates and appoints First Union as Agent of such Lender under this Agreement and the other Loan Documents and each such Lender irrevocably authorizes First Union as Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Agent.

         SECTION 12.2. Delegation of Duties. The Agent may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Agent with reasonable care.

         SECTION 12.3. Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned solely by its or such Person's own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any of its Subsidiaries or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of any Credit Party or any of its Subsidiaries to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of any Credit Party or any of its Subsidiaries.

         SECTION 12.4. Reliance by the Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Credit Parties), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 13.11 hereof. The Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by the relevant other Loan Document, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

         SECTION 12.5. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or the Credit Parties referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, it shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

         SECTION 12.6. Non-Reliance on the Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of any Credit Party or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each Credit Party and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of each Credit Party and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder or by the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of each Credit Party or any of its Subsidiaries which may come into the possession of the Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

         SECTION 12.7. Indemnification. The Lenders agree to indemnify the Agent in its capacity as such and (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to the respective amounts of their Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's bad faith, gross negligence or willful misconduct. The agreements in this Section 12.7 shall survive the payment of the Notes and all other amounts payable hereunder and the termination of this Agreement.

         SECTION 12.8. The Agent in Its Individual Capacity. The Agent and its respective Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with each Credit Party as though the Agent were not an Agent hereunder. With respect to any Loans made or renewed by it and any Note issued to it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

         SECTION 12.9. Resignation of the Agent; Successor Agent. Subject to the appointment and acceptance of a successor as provided below, the Agent may resign at any time by giving notice thereof to the Lenders and the Credit Parties. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent, which successor shall have minimum capital and surplus of at least $500,000,000. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the Agent's giving of notice of resignation, then the Agent may, on behalf of the Lenders, appoint a successor Agent, which successor shall have minimum capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 12.9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.


                                  ARTICLE XIII

                                 MISCELLANEOUS

         SECTION 13.1.  Notices.

         (a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing, or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Agent as understood by the Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

         (b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

         If to the Parent:             Sirrom Capital Corporation
                                       500 Church Street, Suite 200
                                       Nashville, Tennessee 37219
                                       Attention:  Mr. Carl W. Stratton
                                       Telephone No.:  (615) 256-0701
                                       Telecopy No.:   (615) 726-1208

         If to the Borrower:           Sirrom Investments, Inc.
                                       500 Church Street, Suite 200
                                       Nashville, Tennessee 37219
                                       Attention:  Mr. Carl W. Stratton
                                       Telephone No.:  (615) 256-0701
                                       Telecopy No.:   (615) 726-1208

         With copies to:               Bass Berry & Sims
                                       2700 First American Center
                                       Nashville, Tennessee 37238
                                       Attention:  Bob F. Thompson, Esq.
                                       Telephone No.:  (615) 742-6200
                                       Telecopy No.:   (615) 742-6293

                                       Caldwell & Caldwell
                                       500 Church Street, Suite 200
                                       Nashville, Tennessee 37219
                                       Attention:  Maria-Lisa Caldwell,
                                                          Esq.
                                       Telephone No.:    (615) 256-9886
                                       Telecopy No.:     (615) 256-9958

         If to First Union as          First Union National Bank of
            Agent:                       Tennessee
                                       150 Fourth Avenue North
                                       Nashville, Tennessee 37219
                                       Attention:  Andrew C. Tompkins
                                                          Vice President
                                       Telephone No.: (615) 251-9351
                                       Telecopy No.: (615) 251-0893

                                                        and

                                       First Union National Bank of
                                         North Carolina
                                       One First Union Center, TW-10
                                       301 South College Street
                                       Charlotte, North Carolina
                                         28288-0735
                                       Attention:  Syndication Agency
                                                    Services
                                       Telephone No.: (704) 383-0281
                                       Telecopy No.: (704) 383-0288

         If to any Lender:             To the Address set forth on
                                         Schedule 1 hereto

         (c) Agent's Office. The Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to each Credit Party and Lenders, as the Agent's Office referred to herein, to which payments due are to be made and at which Loans will be disbursed.

         SECTION 13.2. Expenses; Indemnity. The Credit Parties will (a) pay all out-of-pocket expenses of the Agent in connection with: (i) the preparation, execution and delivery of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, including, without limitation, all out-of-pocket syndication and due diligence expenses and reasonable fees and disbursements of counsel for the Agent, (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Agent or the Lenders relating to this Agreement or any other Loan Document, including, without limitation, reasonable fees and disbursements of counsel for the Agent and (iii) the administration and enforcement of any rights and remedies of the Agent and Lenders under the Credit Facility, including consulting with appraisers, accountants, engineers, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Agent or any Lender hereunder or under any other Loan Document or any factual matters in connection therewith, which expenses shall include without limitation the reasonable fees and disbursements of such Persons, and (b) defend, indemnify and hold harmless the Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered by any such Person in connection with any claim, investigation, litigation or other proceeding (whether or not the Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Agreement, any other Loan Document or the Loans, including, without limitation, reasonable attorney's and consultant's fees, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.


         SECTION 13.3. Set-off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, the Lenders and any assignee or participant of a Lender in accordance with Section 13.11 are hereby authorized by the Credit Parties at any time or from time to time, without notice to the Credit Parties or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lenders, or any such assignee or participant to or for the credit or the account of the Credit Parties against and on account of the Obligations irrespective of whether or not (a) the Lenders shall have made any demand under this Agreement or any of the other Loan Documents or (b) the Agent shall have declared any or all of the Obligations to be due and payable as permitted by Section 11.2 and although such Obligations shall be contingent or unmatured.

         SECTION 13.4. Governing Law. This Agreement, the Notes and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of North Carolina, without reference to the conflicts or choice of law principles thereof.

         SECTION 13.5. Consent to Jurisdiction. The Credit Parties hereby irrevocably consent to the personal jurisdiction of the state and federal courts located in Mecklenburg County, North Carolina, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Notes and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. The Credit Parties hereby irrevocably consent to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Agent or any Lender in connection with this Agreement, the Notes or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 13.1. Nothing in this Section
13.5 shall affect the right of the Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Agent or any Lender to bring any action or proceeding against any Credit Party or its properties in the courts of any other jurisdictions.

         SECTION 13.6.  Binding Arbitration.

         (a) Binding Arbitration. Upon demand of any party, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to the Notes or any other Loan Documents ("Disputes"), between or among parties to the Notes or any other Loan Document shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from Loan Documents executed in the future, or claims concerning any aspect of the past, present or future relationships arising out or connected with the Loan Documents. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in Nashville, Tennessee. The expedited procedures set forth in Rule 51, et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted. The arbitrators shall be appointed as provided in the Arbitration Rules.

         (b) Preservation of Certain Remedies. Notwithstanding the preceding binding arbitration provisions, the Agent and the Lenders preserve, without diminution, certain remedies that the Agent and the Lenders may employ or exercise freely, either alone, in conjunction with or during a Dispute. The Agent and the Lenders shall have and hereby reserve the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under applicable law or by judicial foreclosure and sale,
(ii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

         SECTION 13.7. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE CREDIT PARTIES, THE AGENT AND THE LENDERS, BY EXECUTION HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR THEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO OR THERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE AGENT AND THE LENDERS TO ENTER INTO THIS AGREEMENT.

         SECTION 13.8. Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Agent for the ratable benefit of the Lenders or the Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations, the Guaranteed Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Agent.

         SECTION 13.9. Injunctive Relief. Each Credit Party recognizes that, in the event such Credit Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, each Credit Party agrees that the Lenders, at the Lenders' option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

         SECTION 13.10. Accounting Matters. All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including, without limitation, all computations utilized by the Credit Parties or any Subsidiary thereof to determine compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by the Agent to the contrary agreed to by the Credit Parties, be performed in accordance with GAAP as in effect on the Closing Date. In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Credit Parties' certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Credit Parties and the Lenders shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

         SECTION 13.11.  Successors and Assigns; Participations.

         (a) Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the Credit Parties, the Agent and the Lenders, all future holders of the Notes, and their respective successors and assigns, except that no Credit Party shall assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

         (b) Assignment by Lenders. Each Lender may, with the consent of the Agent and the Credit Parties, which consents shall not be unreasonably withheld, assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of the Loans at the time owing to it and the Notes held by it); provided that:

              (i) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender's rights and obligations under this Agreement;

             (ii) if less than all of the assigning Lender's Commitment is to be assigned, the Commitment so assigned shall not be less than $5,000,000 and the Assigning Lender's Commitment shall not be less than $5,000,000 after such assignment; provided that this subsection
         (b)(ii) shall not apply to the Agent, as Lender, at any time that the Commitment of the Agent, as Lender, is greater than $25,000,000;

            (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance in the form of Exhibit G attached hereto (an "Assignment and Acceptance"), together with any Note or Notes subject to such assignment;

             (iv) such assignment shall not, without the consent of the Credit Parties, require the Credit Parties to file a registration statement with the Securities and Exchange Commission or apply to or qualify the Loans or the Notes under the blue sky laws of any state;

              (v) the assigning Lender shall pay to the Agent an assignment fee of $3,000 upon the execution by such Lender of the Assignment and Acceptance; provided that no such fee shall be payable upon (i) any assignment by a Lender to an Affiliate thereof and (ii) any assignment by a Lender arising from the denial of such Lender to extend the date of the termination of the Credit Facility pursuant to
         Section 2.7; and

             (vi) without the consent of the Credit Parties, which consent shall not be unreasonably withheld, there shall be no more than nine (9) Lenders at any one time.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereby and (B) the Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement.

         (c) Rights and Duties Upon Assignment. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as set forth in such Assignment and Acceptance.

         (d) Register. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Loans with respect to each Lender from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and the Credit Parties, the Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Credit Parties or Lender at any reasonable time and from time to time upon reasonable prior notice.

         (e) Issuance of New Notes. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee together with any Note or Notes subject to such assignment and the written consent to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit G:

              (i)         accept such Assignment and Acceptance;

             (ii) record the information contained therein in the Register;

            (iii) give prompt notice thereof to the Lenders and the Credit Parties; and

             (iv) promptly deliver a copy of such Assignment and Acceptance to the Credit Parties.

Within five (5) Business Days after receipt of notice, the Borrower shall execute and deliver to the Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of such Eligible Assignee in amounts equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes delivered to the assigning Lender. Each surrendered Note or Notes shall be canceled and returned to the Borrower.

         (f) Participations. Each Lender may sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans and the Notes held by it); provided that:

              (i) each such participation shall be in an amount not less than $3,000,000;

             (ii) such Lender's obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged;

            (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

             (iv) such Lender shall remain the holder of the Notes held by it for all purposes of this Agreement;


              (v) the Credit Parties, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement;

             (vi) such Lender shall not permit such participant the right to approve any waivers, amendments or other modifications to this Agreement or any other Loan Document other than waivers, amendments or modifications which would reduce the principal of or the interest rate on any Loan, extend the term or increase the amount of the Commitment, reduce the amount of any fees to which such participant is entitled, extend any scheduled payment date for principal of any Loan or, except as expressly contemplated hereby or thereby, release any collateral securing the Obligations or any Security Document; and

            (vii) any such disposition shall not, without the consent of the Credit Parties, require the Credit Parties to file a registration statement with the Securities and Exchange Commission to apply to qualify the Loans or the Notes under the blue sky law of any state.

         (g) Disclosure of Information; Confidentiality. The Agent and the Lenders shall hold all non-public information with respect to the Credit Parties obtained pursuant to the Loan Documents in accordance with their customary procedures for handling confidential information. Any Lender may, in connection with any assignment, proposed assignment, participation or proposed participation pursuant to this Section 13.11, disclose to the assignee, participant, proposed assignee or proposed participant, any information relating to the Credit Parties furnished to such Lender by or on behalf of the Credit Parties; provided that prior to any such disclosure, each such assignee, proposed assignee, participant or proposed participant shall agree with the Credit Parties or such Lender to preserve the confidentiality of any confidential information relating to the Credit Parties received from such Lender.

         (h) Certain Pledges or Assignments. Nothing herein shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Bank in accordance with Applicable Law.

         SECTION 13.12. Amendments, Waivers and Consents. Except as set forth below, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Agent with the consent of the Required Lenders) and delivered to the Agent and, in the case of an amendment, signed by the Credit Parties; provided that no amendment, waiver or consent shall (a) except as specifically set forth in Section 2.8 and this
Section 13.12, increase the amount or extend the time of the obligation of the Lenders to make Loans (including, without limitation, pursuant to Section 2.7),
(b) except as specifically set forth in Section 2.7 hereof, extend the originally scheduled time or times of payment of the principal of any Loan or the time or times of payment of interest on any Loan, (c) reduce the rate of interest or fees payable on any Loan, (d) permit any subordination of the principal or interest on any Loan, (e) release any Collateral (other than as specifically provided in this Section 13.12) or Security Document (other than as specifically permitted in this Agreement or the applicable Security Document), (f) reduce the "Guaranteed Obligations" as defined in Section 10.1 or release the Guarantor from its obligations under Article X, (g) amend the provisions of this Section 13.12 or the definition of Required Lenders or (h) amend the definition of Borrowing Base (except that the advance rate with respect to Eligible Loans may be increased to a percentage less or equal to seventy five percent (75%) upon the written consent of the Required Lenders), without the prior written consent of each Lender; and provided further that so long as no Default or Event of Default has occurred or is continuing, upon the request of the Borrower the Agent may, in its reasonable discretion, release any Collateral pledged by the Borrower under the Borrower Pledge Agreement on the basis of the sale or transfer of notes, warrants or other securities in the ordinary course of business of the Borrower and in accordance with the terms of the applicable instruments governing said notes, warrants or securities; and provided further that the Borrower may, subject to the terms and conditions of Section 2.8 and upon the consent of the Agent (which consent shall not be unreasonably withheld), increase the Aggregate Commitment either by designating a lender not theretofore an existing Lender to become a Lender or by agreeing with an existing Lender that such Lender's Commitment shall be increased. In addition, no amendment, waiver or consent to the provisions of Article XI shall be made without the written consent of the Agent.

         SECTION 13.13. Performance of Duties. Each Credit Party's obligations under this Agreement and each of the Loan Documents shall be performed by such Credit Party at its sole cost and expense.

         SECTION 13.14. All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Agent and any Persons designated by the Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations or Guaranteed Obligations remain unpaid or unsatisfied or the Credit Facility has not been terminated.

         SECTION 13.15. Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Agent and the Lenders are entitled under the provisions of this Article XII and any other provision of this Agreement and the Loan Documents shall continue in full force and effect and shall protect the Agent and the Lenders against events arising after such termination as well as before.

         SECTION 13.16. Titles and Captions. Titles and captions of Articles, Sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

         SECTION 13.17. Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         SECTION 13.18. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

         SECTION 13.19. Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations and Guaranteed Obligations shall have been indefeasibly and irrevocably paid and satisfied in full. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.

                                        BORROWER:

[CORPORATE SEAL]                        SIRROM INVESTMENTS, INC.

                                        By:
                                           --------------------------------
                                           Name:
                                                ---------------------------
                                           Title:
                                                 --------------------------

                                        GUARANTOR:

[CORPORATE SEAL]                        SIRROM CAPITAL CORPORATION

                                        By:
                                           --------------------------------
                                           Name:
                                                ---------------------------
                                           Title:
                                                 --------------------------

                                        AGENT:

                                        FIRST UNION NATIONAL BANK OF
                                        TENNESSEE, as Agent

                                        By:
                                           --------------------------------
                                           Name:
                                                ---------------------------
                                           Title:
                                                 --------------------------

                                        LENDERS:

                                        FIRST UNION NATIONAL BANK OF
                                        TENNESSEE, as Lender

                                        By:
                                           --------------------------------
                                           Name:
                                                ---------------------------
                                           Title:
                                                 --------------------------

                                        FIRST AMERICAN NATIONAL BANK, as
                                        Lender

                                        By:
                                           --------------------------------
                                           Name:
                                                ---------------------------
                                           Title:
                                                 --------------------------

                                        AMSOUTH BANK OF TENNESSEE, as Lender

                                        By:
                                           --------------------------------
                                           Name:
                                                ---------------------------
                                           Title:
                                                 --------------------------

                                        FIRST TENNESSEE BANK NATIONAL
                                        ASSOCIATION, as Lender

                                        By:
                                           --------------------------------
                                           Name:
                                                ---------------------------
                                           Title:
                                                 --------------------------

                                   Schedule 1

                            Lenders and Commitments


                          COMMITMENT
                       AND COMMITMENT
LENDER                    PERCENTAGE                        ADDRESS
First Union               $27,500,000                       First Union National Bank
National Bank                (55%)                            of Tennessee
of Tennessee                                                150 Fourth Avenue North
                                                            Nashville, Tennessee 37219
                                                            Attention:  Andrew C. Tompkins
                                                                        Vice President
                                                            Telephone No.: (615) 251-9351
                                                            Telecopy No.:  (615) 251-9461

                                                                        and

                                                            First Union National Bank of
                                                              North Carolina
                                                            One First Union Center, TW-10
                                                            301 South College Street
                                                            Charlotte, North Carolina
                                                            28288-0735
                                                            Attention:  Syndication Agency
                                                                        Services
                                                            Telephone No.: (704) 383-0281
                                                            Telecopy No.:  (704) 383-0288


First American            $ 7,500,000                       First American National Bank
National Bank                (15%)                          First American Center
                                                            Nashville, Tennessee 37237-0202
                                                            Attention:  Ludolf H. Roell,
                                                                        Vice President
                                                            Telephone No.: (615) 748-2137
                                                            Telecopy No.:  (615) 748-2672


AmSouth Bank of           $10,000,000                       AmSouth Bank of Tennessee
Tennessee                    (20%)                          333 Union Street, Suite 200
                                                            Nashville, Tennessee 37201
                                                            Attention:  Andrew P. Grisham
                                                            Telephone:  (615) 291-5262
                                                            Telecopy:   (615) 291-5257

First Tennessee           $ 5,000,000                       First Tennessee Bank National
Bank National                (10%)                            Association
Association